Filed Pursuant to Rule 424(b)(3)
Registration No. 333-223463

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not an offer to buy securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION,

DATED MAY 13, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED MARCH 6, 2018

República Oriental del Uruguay
US$ 4.375% Bonds due 2031

Pursuant to this prospectus supplement, the Republic of Uruguay (“Uruguay”) is offering US$                 4.375% Bonds due 2031 (the “Bonds”).

Maturity
The Bonds will mature on January 23, 2031. See “Description of the Bonds.”

Principal
Principal on the Bonds will be repaid in three nominally equal installments on January 23, 2029, January 23, 2030 and at maturity.

Interest
Interest on the Bonds will be payable in arrears on January 23 and July 23 of each year, commencing on July 23, 2021.

Bonds Optional Redemption
Uruguay may, at its option, redeem the Bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Bonds Optional Redemption” in this prospectus supplement.

Fungibility
The Bonds will be a further issuance of, and will be consolidated, form a single series, and be fully fungible with Uruguay’s outstanding 4.375% Bonds due 2031 issued in an aggregate principal amount of US$1,866,969,673 on January 23 and October 2, 2019 and July 2, 2020. After giving effect to the offering, the total amount outstanding of Uruguay’s 4.375% Bonds due 2031 will be US$ .

Status
Direct, general, unconditional and unsubordinated foreign debt of Uruguay.

Issuance
The Bonds will be issued through the book-entry system of The Depository Trust Company on or about             , 2021.

Listing
Application will be made to list the Bonds on the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

The Bonds contain collective action clauses with provisions regarding future modifications to the terms of debt securities issued under an indenture between Uruguay and The Bank of New York Mellon dated October 27, 2015 (as amended, modified and/or supplemented from time to time, the “Indenture”). Under these provisions, which differ from the terms of Uruguay’s public foreign debt issued prior to October 27, 2015 and that are described beginning on page 10 of the accompanying prospectus dated March 6, 2018, Uruguay may amend the payment provisions of any series of debt securities (including the Bonds) and other reserve matters listed in the Indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 2/3 % of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

	Per Bond(1)		Total
Public Offering Price(2)		%	US$
Underwriting Discount	0.09%		US$
Proceeds, before expenses, to Uruguay		%	US$

(1)	As a percentage of principal amount.
(2)

Plus accrued interest from January 23, 2021 to, but not including,                 , 2021, totaling US$                 per US$1,000 principal amount of Bonds, and any additional interest from                 , 2021 if settlement occurs after that date.

Investing in the Bonds involves risks. See “Risk Factors and Investment Considerations” beginning on page S-8 of this prospectus supplement.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Joint Book-running Managers

BofA Securities	HSBC	Santander

The date of this prospectus supplement is                 , 2021.

INTRODUCTION

This prospectus supplements the Republic of Uruguay’s prospectus dated March 6, 2018, setting forth in general terms the conditions of the securities of the Republic of Uruguay issued under the Indenture under which the Bonds will be issued and should be read together with the 2019 Annual Report (as defined below), the Amendment No. 1 on Form 18-K/A to the 2019 Annual Report and any other amendments to the 2019 Annual Report.

The Bonds that Uruguay issues in the United States are being offered under (i) Uruguay’s registration statement (file No. 333-223463) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act on March 6, 2018 (the “Registration Statement”). The accompanying prospectus is part of the Registration Statement, which became effective on April 9, 2018. The accompanying prospectus provides you with a general description of the debt securities that Uruguay may offer. This prospectus supplement contains specific information about the terms of the Bonds and may add or change information provided in the accompanying prospectus. Consequently, you should read this prospectus supplement together with the accompanying prospectus, as each contains information regarding Uruguay, the Bonds and other matters. You can inspect these documents at the office of the SEC listed in this prospectus supplement under “General Information—Where You Can Find More Information.” Uruguay has not authorized anyone else to provide you with different information. Uruguay and the underwriters are offering the Bonds only in jurisdictions where it is lawful to do so.

Uruguay is furnishing this prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Bonds. Uruguay confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

The Bonds are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the Bonds should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Accordingly, no Bonds may be offered or sold, directly or indirectly, and neither this prospectus supplement nor any offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers and sales by them will be made on the same terms. Persons into whose possession this prospectus supplement comes are required by Uruguay and the underwriters to inform themselves about and to observe any such restriction. In particular, there are restrictions on the distribution of this prospectus supplement and the offer or sale of Bonds in Abu Dhabi, Argentina, Brazil, Canada, Chile, Dubai International Financial Centre, European Economic Area (“EEA”), Hong Kong, Japan, Peru, Switzerland, Singapore, Taiwan, the United Kingdom and Uruguay, see the section entitled “Underwriting.”

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of UK domestic law by virtue of the EUWA.

Consequently, no key information document required by the PRIIPs Regulation, as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”), for offering or selling the Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

STABILIZATION

In connection with the offering of the Bonds, HSBC Securities (USA) Inc. (the “Stabilizing Manager”) (or persons acting on its behalf) may over-allot Bonds (provided that, in the case of any Bonds to be admitted to trading on the Euro MTF Market, the aggregate principal amount of Bonds allotted does not exceed 105 per cent. of the aggregate principal amount of the Bonds subject to the offering) or effect transactions with a view to supporting the market price of the Bonds during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on the date on which adequate public disclosure of the terms of the offer of the Bonds is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 calendar days after the date on which Uruguay received the proceeds of the issue of the Bonds and 60 calendar days after the date of allotment of the Bonds. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on its behalf) in accordance with all applicable laws and rules and will be undertaken at the offices of the Stabilizing Manager(s) (or persons acting on their behalf) and on the Euro MTF Market of the Luxembourg Stock Exchange.

INCORPORATION BY REFERENCE

Documents Filed with the SEC

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed with the SEC, are considered part of and are incorporated by reference in this prospectus supplement and any accompanying prospectus:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2019, filed with the SEC on May 11, 2020 (File No. 333-07128) (the “2019 Annual Report”);

•	Amendment No. 1 on Form 18-K/A to the 2019 Annual Report, filed with the SEC on June 22, 2020 (File No. 333-07128);

•	Amendment No. 3 on Form 18-K/A to the 2019 Annual Report, filed with the SEC on May 10, 2021 (File No. 333-07128); and

•	each subsequent report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus supplement and prior to the closing date.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089 – Third Floor

11.100 Montevideo

República Oriental del Uruguay

Fax No: +598-2-1712-2688

Tel. No: +598-2-1712-2785

Email: debtinfo@mef.gub.uy Attention: Debt Management Unit

DATA DISSEMINATION

Uruguay is a subscribing member of the International Monetary Fund’s (“IMF”) Special Data Dissemination Standard or SDDS. See “Data Dissemination” in the accompanying prospectus. Precise dates or “no-later-than-dates” for the release of data by Uruguay under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board located at http://dsbb.imf.org. Neither the Republic nor the underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus supplement accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus supplement.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Uruguay has converted historical amounts translated into U.S. dollars (“U.S. dollars,” “dollars” or “US$”) or pesos (“pesos,” “Uruguayan pesos” or “Ps.”) at historical annual average exchange rates. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ENFORCEMENT OF CIVIL LIABILITIES

A judgment obtained against Uruguay in a foreign court can be enforced in the courts of Uruguay, if such judgment is ratified by the Uruguayan Supreme Court. Based on existing law, the Uruguayan Supreme Court will ratify such a judgment:

(a) if there exists a treaty with the country where such judgment was issued (no such treaty exists at the present time between Uruguay and the United States); or

(b) if such judgment:

•	complies with all formalities required for the enforceability thereof under the laws of the country where it was issued;

•	has been translated into Spanish, together with related documents, and satisfies the authentication requirements of Uruguayan law;

•	was issued by a competent court after valid service of process upon the parties to the action;

•	was issued after an opportunity was given to the defendant to present its defense;

•	is not subject to further appeal; and

•	is not against Uruguayan public policy.

Pursuant to Section 52 of Law N° 17,930, as amended pursuant to Section 15 of Law N°19,535, the Executive Power may either use available operating or investment expenses to pay judgments rendered against Uruguay for amounts in excess of 75,000,000 of Indexed Units (approximately US$8.4 million as of May 7, 2021) even if the budget in effect at the time the judgment becomes enforceable does not include a specific expense allocation for that purpose or, alternatively, include a specific budgetary allocation in the budget submitted to Congress for the following fiscal year. Upon approval of the budget including such allocation, payment shall be made during the following year.

SUMMARY OF THE OFFERING

The information below presents a summary of certain terms of the Bonds. This summary must be read as an introduction to this prospectus supplement and the accompanying prospectus and any decision to invest in the Bonds should be based on a consideration of this prospectus supplement and the accompanying prospectus as a whole, including the documents incorporated by reference. This summary does not contain all of the information that may be important to you as a potential investor in the Bonds. You should read the Indenture and the form of Bonds before making your investment decision. Uruguay filed the Indenture and will file the form of Bonds with the SEC and will also file copies of these documents at the offices of the trustee.

Issuer	The Republic of Uruguay.

Indenture	The Bonds are being issued under the Indenture.

Principal Amount	US$ .

Issue Price	% of the principal amount, plus accrued interest from January 23, 2021 to, but not including, , 2021, totaling US$, or US$ per US$1,000 principal amount of bonds, and any additional interest from , 2021 if settlement occurs after that date.

Fungibility	The Bonds will be a further issuance of, and will be consolidated, form a single series, and be fully fungible with Uruguay’s outstanding 4.375% Bonds due 2031 issued in an aggregate principal amount of US$1,866,969,673 on January 23 and October 2, 2019 and July 2, 2020. After giving effect to the offering, the total amount outstanding of Uruguay’s 4.375% Bonds due 2031 will be US$ .

Maturity Date	January 23, 2031.

Payment of Principal	Principal on the Bonds will be repaid in three nominally equal installments on January 23, 2029, January 23, 2030 and at maturity.

Interest Rate	4.375% per year.

Payment of Interest	Amounts due in respect of interest will be accrued and paid semi-annually in arrears on January 23 and July 23 of each year, commencing on July 23, 2021. Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months.

Bonds Optional Redemption	The Bonds will be subject to redemption at the option of Uruguay before maturity. See “Description of the Bonds—Bonds Optional Redemption” in this prospectus supplement.

Form and Settlement	Uruguay will issue the Bonds in the form of one or more fully registered global securities, without interest coupons. No Bonds will be issued in bearer form.

Denominations	Uruguay will issue the Bonds only in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof.

Withholding Tax and Additional Amounts	All payments by Uruguay in respect of the Bonds will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Uruguay or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a “relevant tax”) except as set forth in “Description of the Debt Securities—Additional Amounts” in the accompanying prospectus.

Use of Proceeds	The net proceeds to Uruguay from the sale of the Bonds will be approximately US$ , after deduction of the underwriting discount and of certain expenses payable by Uruguay estimated at US$ in the aggregate. Uruguay is offering the Bonds concurrently with an offer to purchase (the “Offer to Purchase”) certain of its peso-denominated 9.875% Bonds due 2022 and 8.500% Bonds due 2028 and U.S. dollar-denominated 8.000% Global Bonds due 2022 and 4.500% Global Bonds due 2024 (collectively, the “Old Bonds”). Uruguay intends to use a portion of the net proceeds of the sale of the Bonds to partially finance COVID-19 related governmental responses, support Uruguay’s broad social safety net and to implement measures designed to support economic activity and protect vulnerable sectors, and the remainder for general purposes of the government, including financial investment and the refinancing, repurchase or retiring of domestic and external indebtedness, such as any Old Bonds validly tendered and accepted in the Offer to Purchase.

Peso Offering	Concurrently with this offering, the Republic is also offering Ps. principal amount of its peso-denominated % bonds due 20 (the “peso-denominated bonds”) to be issued as debt securities under the indenture. The peso-denominated bonds will be offered pursuant to a separate prospectus to be filed with the SEC.

Further Issues	Uruguay may from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Governing Law and Jurisdiction	State of New York.

Settlement Date	, 2021.

Listing	Application will be made to list the Bonds on the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Taxation	For a discussion of certain U.S. federal tax consequences associated with the Bonds, see “Taxation—United States Federal Income Tax Considerations” in this prospectus supplement and “Taxation” in the accompanying prospectus. For a discussion of Uruguayan tax consequences associated with the Bonds, see “Taxation—Uruguayan Income Tax Considerations” in this prospectus supplement and “Taxation” in the accompanying prospectus. You should consult your own tax advisors regarding the possible tax consequences under the laws of jurisdictions that apply to you and to your ownership and disposition of the Bonds.

Trustee, Registrar, Transfer Agent and Paying Agent	The Bank of New York Mellon.

Luxembourg Listing Agent	The Bank of New York Mellon SA/NV, Luxembourg Branch.

RISK FACTORS AND INVESTMENT CONSIDERATIONS

An investment in the Bonds involves a significant degree of risk. Investors are urged to read carefully the entirety of the accompanying prospectus together with this prospectus supplement and to note, in particular, the following considerations.

Risk Factors and Investment Considerations Relating to the Bonds

Enforcement of Civil Liabilities; Waiver of Sovereign Immunity.

Uruguay is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Uruguay. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus and “Enforcement of Civil Liabilities” in this prospectus supplement.

Market for the Bonds.

Uruguay has been advised by the underwriters that the underwriters may make a market in the Bonds but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the Bonds on the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the Bonds or that a market for the Bonds will be maintained. The price at which the Bonds will trade in the secondary market is uncertain. Even if the bonds are listed, there is no assurance that the listing will be maintained. Prevailing interest rates, exchange rates, economic conditions in Uruguay and general market conditions could affect the price of the Bonds. This could cause the Bonds to trade at prices that may be lower than their principal amount or their offering price.

Risk Factors and Investment Considerations Relating to Uruguay

Uruguay remains vulnerable to regional and global shocks, which could arise from significant economic difficulties in its major trading partners (particularly Argentina, Brazil and China) or by more general “contagion” effects, including those precipitated by the United Kingdom’s departure from the European Union. Such trade and financial external shocks and “contagion” effects could have a material adverse effect on Uruguay’s economic growth and funding conditions faced by the government in international capital markets.

Weak, flat or negative economic growth of any of Uruguay’s major trading partners, such as Brazil, Argentina and China has in the past, and could in the future, materially affect Uruguay’s exports to those markets and, in turn, adversely affect economic growth.

Uruguay’s economy may also be affected by conditions (including trade and Central Bank policies) in developed economies, which are significant trading partners of Uruguay or have influence over world economic cycles. For example, if interest rates increase significantly in developed economies, including the United States and Europe, Uruguay and its developing economy trading partners, such as Brazil and Argentina, could find it more difficult and expensive to borrow capital and refinance existing debt, which could adversely affect economic growth in those countries. Additionally, decreased growth on the part of Uruguay’s trading partners could have a material adverse effect on the markets for Uruguay’s exports and, in turn, adversely affect economic growth.

The United Kingdom (“UK”) withdrew from the European Union (“EU”) on January 31, 2020 (“Brexit”). The UK’s membership in the EU single market ended on December 31, 2020. On December 24, 2020, the UK and the EU announced that they had struck a new bilateral trade and cooperation agreement governing the future relationship between the UK and the EU (the “EU-UK Trade and Cooperation Agreement”) which was formally approved by the 27 member states of the EU on December 29, 2020 and by the UK parliament on December 30, 2020.

The EU-UK Trade and Cooperation Agreement provides some clarity with respect to the intended shape of the future relationship between the UK and the EU and some detailed matters of trade and cooperation. However, as of the date of this prospectus supplement, there remain unavoidable uncertainties related to Brexit and the new relationship between the UK and EU, which will continue to be developed and defined, and could negatively affect taxes and costs of business; cause volatility in currency exchange rates, interest rates, and EU, UK or worldwide political, regulatory, economic or market conditions; and contribute to instability in political institutions, regulatory agencies, and financial markets, which may in turn have a material adverse effect on Uruguay’s business, financial condition and results of operations. Global issues, such as the effects of Brexit, could lead to additional political, legal and economic instability in the EU and produce a negative impact on the commercial exchange of Uruguay with that region.

Uruguay’s economy may be affected by “contagion” effects, as international investors’ reactions to events occurring in one developing country sometimes appear to follow a cascading pattern, in which an entire region or investment class is disfavored by international investors.

Domestic factors could lead to a reduced growth and decrease of foreign investment in Uruguay.

Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty could lead to lower growth in Uruguay, declines in foreign direct and portfolio investment and potentially lower international reserves. In addition, any of these factors may adversely affect the liquidity of, and trading markets for, Uruguay’s bonds.

There can be no assurances that Uruguay’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Uruguay’s long-term foreign-currency debt is currently rated investment grade by the three leading rating agencies. Fitch has a negative outlook since October 2018, while Moody’s and S&P have a stable outlook.

Ratings address the creditworthiness of Uruguay and the likelihood of timely payment of Uruguay’s long-term bonds. Uruguay’s credit ratings may not improve and they may adversely affect the trading price of Uruguay’s debt securities (including the Bonds), which could potentially affect Uruguay’s cost of funds in the international capital markets and the liquidity of and demand for Uruguay’s debt securities.

The continuation of the pandemic caused by the coronavirus could prolong the adverse effect it has on our economy.

In December 2019, a novel form of pneumonia first noticed in Wuhan, Hubei province (COVID-19, caused by a novel coronavirus) was reported to the World Health Organization, with cases soon confirmed in multiple provinces in China. On March 11, 2020, the World Health Organization characterized the COVID-19 as a pandemic. Governments have undertaken several measures across the world to control the coronavirus, including mandatory quarantines and travel restrictions.

The measures initially adopted in Uruguay to contain the spread of the virus and protect public health, together with lower external demand and tighter international financial conditions, resulted in a slowdown in economic activity (real GDP contracted by 5.9% in 2020). Commencing November 2020, the spread of the virus in Uruguay accelerated considerably, leading the government to introduce new measures to contain it. Since the outbreak of the COVID-19 pandemic, the government has deployed various initiatives to address public health as well as various aspects of the economy specifically affected by the pandemic. See “Covid 19 Pandemic—República Oriental del Uruguay” in the Amendment No. 3 to the Annual Report.

Restrictive measures put in place to control the outbreak of contagious disease in Uruguay have had, as in many other countries, unintended adverse effects on Uruguay’s economy—to a degree and for a duration that we cannot quantify as of the date of this prospectus supplement.

In the medium to long term, the spread of COVID-19, if prolonged, could have further adverse effects on Uruguay’s economy.

The government expects that the increases in public expenditures in 2021 due to COVID-19 will mostly come from discretionary measures aimed at providing income support and tax relief to vulnerable households and firms, as well as social security spending tied to unemployment and health insurance benefits. These COVID-19 related expenses will be earmarked for fiscal transparency and accountability.

As of the date of Amendment No.3 to the Annual Report, around 1.2 million people had been vaccinated with the first dose, which represents 41.1% of the population older than 18, and around 0.7 million people had been vaccinated with both doses, which represents 23.6% of the population older than 18. However, there can be no assurance regarding the pace of the vaccination process or the magnitude of any expected positive effects on the Uruguayan economy resulting from the immunization campaign.

For further information see “Recent Developments” in the Annual Report, as most recently amended.

USE OF PROCEEDS

The net proceeds to Uruguay from the sale of the Bonds will be approximately US$                , after deduction of the underwriting discount and of certain expenses payable by Uruguay estimated at US$                 in the aggregate. Uruguay is offering the Bonds concurrently with the Offer to Purchase Old Bonds. Uruguay intends to use a portion of the net proceeds of the sale of the Bonds to partially finance COVID-19 related governmental responses, support Uruguay’s broad social safety net and implement measures designed to support economic activity and protect vulnerable sectors, and the remainder for general purposes of the government, including financial investment and the refinancing, repurchase or retiring of domestic and external indebtedness, such as any Old Bonds validly tendered and accepted in the Offer to Purchase.

RECENT DEVELOPMENTS

The information in this section supplements the information about Uruguay corresponding to the headings below that are contained in Exhibit 99.D to the 2019 Annual Report, as amended. To the extent that the information included in this section differs from the information set forth in the 2019 Annual Report, as amended, you should rely on the information in this section.

Overview

Uruguay’s response to the COVID-19 pandemic in 2020, which avoided a mandatory lockdown, mitigated the deterioration of Uruguay’s macroeconomic condition compared to other countries in the region. In 2021, however, the spread of COVID-19 in Uruguay accelerated, and the government has responded with a comprehensive vaccination campaign. See “—República Oriental del Uruguay—COVID-19 Pandemic.” The first quarter of 2021 was marked by the continued adverse impact of the COVID-19 pandemic on important sectors of the economy such as tourism, transportation, entertainment and restaurants and hotels, partially mitigated by the favorable impact of improving commodity prices and growing demand for Uruguay’s export products, and continued foreign direct investment primarily related to the construction of a new paper pulp mill by UPM. Gradually, the labor market has stabilized, although the demand for unemployment insurance has not abated significantly. In 2021, the government continued implementing targeted measures to mitigate the effects of the COVID-19 pandemic and promote growth, while continuing to restrain discretionary spending unrelated to the COVID-19 pandemic. See “—República Oriental del Uruguay—COVID-19 Pandemic.”

In 2020, the government met its fiscal targets notwithstanding the extraordinary expenditures incurred to combat the COVID-19 pandemic. For information on the government’s fiscal policy, see “The Economy—The Economic Policies of the Lacalle Pou Administration” in the Annual Report. In addition, the Central Bank is implementing monetary policies focused on bringing down inflation and anchoring inflation expectations within the announced target, expanding money supply when needed to respond to the recessionary impact of the COVID-19 pandemic, and has intervened at times on both sides of the foreign exchange market to smooth out volatility, in an otherwise floating exchange rate regime. See “—Monetary Policy and Inflation.” In spite of the COVID-19 pandemic, the Uruguayan banking system remains profitable, liquid and well capitalized, with little exposure to the region. See “—The Banking Sector.”

Further, the government has deployed proactive sovereign debt management strategies, developing local currency market while maintaining liquidity buffers and precautionary credit lines to provide financial backstops. See “—Public Sector Debt.”

REPÚBLICA ORIENTAL DEL URUGUAY

COVID-19 Pandemic

Between March and October 2020, the daily average of new positive cases of COVID-19 were 13, with a maximum of 65 cases in one day. Starting November 2020, the daily average number of new positive cases began to increase at a faster pace, reaching 91 in November 2020, 428 in December 2020, 730 in January 2021, 581 in February 2021, 1,534 in March 2021 and 3,096 in April 2021. The number of deaths also increased, from 58 deaths between March and October 2020, to 2,558 deaths between November 2020 and April 2021, of which 1,642 were in April 2021. The acceleration in the spread of the virus, particularly during March and April 2021, has led the government to implement new measures to contain the spread of the virus and help the ability of Uruguay’s health care system to remain responsive.

As of April 30, 2021, and since the health emergency of COVID-19 was declared, 1,802,140 tests have been processed, with 198,428 positive cases. In addition, as of April 30, 2021, there were 27,989 active cases, with 548 patients in intensive care units. As of April 30, 2021, the cumulative confirmed COVID-19 cases per million people reached 57,123, while the number of cumulative COVID-19-related fatalities was 753.1 per million people. Under Uruguay’s immunization plan (described below), as of April 30, 2021, around 1.2 million people had been vaccinated with the first dose, which represents 41.1% of the population older than 18, and around 0.7 million people had been vaccinated with both doses, which represents 23.6% of the population older than 18.

The government has deployed various initiatives in response to the COVID-19 pandemic. See “Recent Developments—República Oriental del Uruguay” in the Annual Report and “Recent Developments—República Oriental del Uruguay” in amendment No. 1 to the Annual Report. Between June 22, 2020 and the date of this amendment No. 3 to the Annual Report, the government adopted the following additional measures:

•

Protecting household purchasing power: On November 4, 2020, the government announced a new increase in monetary transfers to families in a vulnerable socioeconomic position under the Tarjeta Uruguay Social (Uruguay Social Card) and the Plan de Equidad (Fairness Plan), as well further extensions of food basket transfers. On March 2, 2021, the government announced a new increase in the monetary transfers between March and April 2021 under the Plan de Equidad, to increase the amount currently provided under the Plan de Equidad, constituting the sixth time that such amounts available are doubled in a bi-monthly period since the program was launched. In addition, the government announced its intention to increase the amount granted as food basket transfers under the Plan de Equidad by 60% starting on April 2021. On April 20, 2021, the government announced that monetary transfers to vulnerable families will be doubled between April and June 2021, and that the amount granted as food basket transfers will also be doubled between May and June 2021.

•

School classes: On March 23, 2021, the government announced the suspension of face-to-face classes for all educational levels, public and private, which had been made compulsory again in October 2020, following their suspension in March 2020. The government expects a gradual return to face-to-face classes starting with certain rural schools on May 3, 2021, and children age 3 and 4 on May 10, 2021 and May 18, 2021, respectively.

•

Control of Borders: On December 20, 2020, the government announced the closure of national borders between December 21, 2020 and January 10, 2021. On January 6, 2021, this measure was extended for another 20 days. On January 27, 2021, the government announced the reopening of national borders for Uruguayan citizens and resident foreigners starting on February 1, 2021.

•

Reactivation of Commerce and Tourism: On June 26, 2020, the government approved a national protocol for the reactivation of the tourism, restaurants and hotel sectors. On December 16, 2020, the government announced that restaurants, bars and related businesses would be required to close by midnight. On January 6, 2021, the government authorized each departmental committee to extend such restriction to 2:00 a.m.

•

Extended fiscal relief: On July 1, 2020, the government announced various tax and tariff relief exemption measures. In particular, the government exempted specific sectors, including education, culture, sports and real estate from the payment of fixed and variable fees associated with electricity consumption, as well as fixed fees associated with water consumption, in each case, from April to September 2020. The exemptions were also extended until November 2020 for travel agencies. In addition, from April to November 2020, hotels, restaurants and social event halls were exempted from the payment of the fixed fees associated with electricity consumption. These measures were subsequently extended through March 31, 2021. Moreover, the government introduced changes to the General Investment Promotion Regime (COMAP) providing additional tax incentives to encourage employment creation (including housing, offices and urbanization construction) and the use of clean technologies. Tax breaks for big-ticket construction projects and social housing were also promoted. On October 29, 2020, the government announced that between December 1, 2020 and April 4, 2021, the VAT rate applicable to hotel services was reduced to 0% from 10%, and the VAT rate applicable to gastronomic activities and car rentals was reduced by 9%, from 22% to 13%. On March 9, 2021, the government submitted a bill to Congress seeking further tax and tariff exemptions, including a partial exemption to mandatory retirement contributions for micro and small companies, the suspension of the minimum income tax on economic activities, an increase in the amount subject to deduction under the net worth tax applicable to certain companies, and a payment facility plan for taxes and social security contributions. On April 20, 2021, the government announced (i) new tariff relief exemption measures, including exemption to specific sectors from the payment of fixed and variable fees associated with electricity consumption, as well as fixed fees associated with water and telecommunications services consumption, from May to June 2021, (ii)

tax relief measures such as the exemption from the capital tax advance to sectors most affected by the pandemic for the first six months of 2021, and (iii) a 100% exemption in the payment of social security contributions collected by Banco de Previsión Social (“BPS”) for the first half of 2021.

•

Credit preservation, liquidity injection and loan guarantees for enterprises: On November 13, 2020, the government announced amendments to the Sistema Nacional de Garantías (National System of Guarantees, or SIGA), creating specific credit lines for the tourism sector and for medium and large companies. On November 23, 2020, the government launched the SIGA Tourism program, guaranteeing credit lines for working capital and refinancing for up to a maximum amount of UI 1.8 million (equivalent to US$200,000) granted to those sectors directly affected by the closed borders policy. The SIGA and SIGA Tourism programs have been extended until September 30, 2021. On November 30, 2020, the government launched the SIGA Plus program, guaranteeing credit lines for working capital and investment for up to a maximum amount of UI 1.8 million (equivalent to US$200,000) granted to medium and large companies. As of March 31, 2021, companies had drawn down approximately US$784 million in bank loans under the three SIGA programs launched during the pandemic, representing approximately US$543 million in guarantees from the government. On April 20, 2021, the government announced that it will award zero rate soft-credits for up to Ps.25,000 to up to 7,000 micro- and small-companies affected by the pandemic. In addition, new loans at subsidized rates for up to Ps.100,000 were made available to approximately 5,000 companies.

•

Mobility Restrictions: On December 1, 2020, public offices began operating remotely, to the extent that the quality of the applicable public service was not compromised. On January 6, 2021, the government decided to extend this measure until further notice. In addition, the government encouraged private companies to implement a remote working system.

•

Unemployment and health insurance: On June 26, 2020, the government granted a subsidy of Ps. 6,800 to workers in the arts and entertainment sector that were not entitled to receive unemployment insurance. On July 1, 2020, the government extended the measure that allowed elderly workers (over 65 years of age) to remain home with full wage compensation in the form of sick leave until July 31, 2020. On December 21, 2020, the government decided to reinstate this measure until February 28, 2021. Further, the partial unemployment insurance plan, which allows companies to place employees on part-time schedules and use the unemployment insurance fund to ensure that employees receive wages as close as possible to their regular wages was further extended through March 31, 2021. In addition, each employer was awarded Ps. 5,000 per month in the form of lower contributions (for up to three months) for each employee who leaves the partial unemployment insurance plan and resumes work. Additionally, the government granted a subsidy of Ps. 8,000 per month, applicable from December 1, 2020 to March 31, 2021, to employers in the tourism sector that reincorporate employees that relied on the unemployment insurance plan and to those employers that hire new workers. On March 2, 2021, the government announced the further extension of the partial unemployment insurance plan through June 30, 2021. On April 20, 2021, the government announced a monthly subsidy of Ps. 7,305 for three-months to approximately 18,000 self-employed workers affected by the pandemic.

•

Extension of the National Health Insurance Coverage: On January 8, 2021, the government announced the extension of the National Health Insurance until December 31, 2021, to dependent and non-dependent employees registered in a health plan as of February 28, 2020 and who lost coverage due to the termination of employment during the national health emergency.

•

Vaccination Plan: In October 2020, President Luis Lacalle Pou decided, in consultation with the Ministry of Public Health and the Uruguayan Scientific Advisory Committee (Grupo Asesor Científico Honorario), to subscribe Uruguay to the COVAX mechanism of the World Health Organization and the Pan American Health Organization and join the pool of countries to purchase approved vaccines. The estimated investment of US$14.7 million dollars is expected to give Uruguay access to 1.4 million doses that would permit the immunization of approximately 750,000 people. On January 5, 2021, the government submitted to Congress an update of the intended vaccination plan and different associated scenarios.

On January 23, 2021, the government announced that documentation had been executed to permit the purchase of 3.75 million doses against COVID-19, of which 2 million doses (sufficient to inoculate 1 million people) will be purchased from Pfizer-BioNTech and 1.75 million doses will be purchased from Sinovac, with the aim of inoculating 1.875 million people.

On February 28, 2021, the government launched the national vaccination plan aimed at immunizing Uruguay’s population older than 18 (approximately 2,836,000 people), commencing with health care personnel, teachers, police officers, firefighters, military personnel and caregivers. The vaccination plan targets vaccinating up to 600,000 people per month, but inoculation is not mandatory. No assurance can be given that the suppliers will meet the target delivery dates. As of April 30, 2021, 1,165,669 people had received the first dose (41.1% of the target population), and 668,468 people had received both doses (23.6% of the target population). In addition, as of the date of this amendment to the Annual Report, the Republic continues negotiations with other vaccine suppliers with a view to accelerating the pace of the vaccination plan.

The Coronavirus Fund, which was created in April 2020 to allocate resources and budgetary expenditures to address the national sanitary emergency, assigned US$711 million during 2020, of which US$144 million were monetary transfers to families in a vulnerable socioeconomic position under several plans implemented, such as Tarjeta Uruguay Social (Uruguay Social Card) and the Plan de Equidad (Fairness Plan), among others. The vaccine purchases announced on January 23, 2021, which are expected to represent an investment of approximately US$120 million, will be financed with resources from this fund. On April 20, 2021, in light of the additional measures introduced to address the COVID-19 outbreak, the government announced that it had increased from US$540 million to US$900 million the total amount of resources it expects to earmark to mitigate the effects of the pandemic.

To partially fund this increase, the government reinstated a monthly tax (Impuesto Emergencia Sanitaria 2 COVID-19) based on a progressive scale that will be applicable to salaries and nominal benefits above Ps. 120,000 earned by public employees of the central government, departmental governments, autonomous entities and decentralized services, non-state public law persons and state-owned entities and retirees (healthcare employees who are directly or indirectly exposed to COVID-19 as a result of their employment will be exempt).

See “Recent Developments—República Oriental del Uruguay” in the Annual Report.

Foreign Policy and Membership in International and Regional Organizations

On November 20, 2020, Uruguay and Mexico signed the Third Additional Protocol to the Uruguay-Mexico Free Trade Agreement, concluding the negotiation of reservations and exceptions to the chapters on cross-border trade in services and investments, which had been pending since the entry into force of such agreement in 2006.

On December 18, 2020, Congress approved a tax agreement between Japan and Uruguay for the Elimination of Double Taxation with respect to Taxes on Income and the Prevention of Tax Evasion and Avoidance, which had been signed on September 13, 2019.

On March 1, 2021, the Secretariat of the OECD Investment Committee (the “Investment Committee”) informed its members that, after completing all the necessary formalities, Uruguay became the 50th Adherent to the Declaration on Investments, thus completing a process that began in March 2018. Uruguay will be an associate member in the meetings of the Investment Committee expanded sessions for work related to the Declaration on International Investments and Multinational Companies and related legal instruments, and the Working Group on Responsible Business Conduct. In turn, Uruguay will participate, also as an associate member, in the Round Table on Investment Freedom. Uruguay’s participation in Investment Committee is aimed at gaining access to best practices in economic and development policies.

THE ECONOMY

The Economic Policies of the Lacalle Pou Administration

On August, 31, 2020, the government submitted the five-year budget bill for the 2020-2024 period to Congress, which approved it on December 10, 2020. The budget was based on certain assumptions and policy objectives related to the sustainability of public finances, macroeconomic stability, economic growth and social achievements. On December 18, 2020, President Lacalle Pou signed the new five-year budget into law. The budget lays the foundations for changes in fiscal policy decision-making and execution, in order to stabilize the ratio of debt to GDP and foster sustainable finances over the medium term. Commitment to meeting fiscal targets is anchored on a new fiscal framework and a five-year budget that seeks to contain public sector expenditure. The budget establishes a fiscal rule based on structural balance targets, to account for business cycle fluctuations and one-off/temporary spending and revenue items, together with a cap on real growth in primary expenditures in line with potential real economic growth. Additionally, a Fiscal Advisory Council and a Committee of Experts will provide the projected GDP numbers and other macroeconomic assumptions underlying the calculation of the structural fiscal result and assess the overall implementation of the fiscal rule. The budget also establishes a limit to the central government net indebtedness incurrence for the 2020 and 2021 fiscal years (defined as gross debt issuance of bonds and disbursed loans, net of amortizations and adjusting for the variation in the central government’s financial assets).

The following table shows the government’s main macroeconomic assumptions and policy targets for 2021 set forth in the budget law approved by Congress on December 10, 2020.

Main Macroeconomic Assumptions and Targets for 2021 included in the Budget(2)

Real GDP Growth	4.3%
Annual Average Domestic Inflation (CPI)	7.7%
Public Sector Primary Balance	(0.2)% of GDP
Public Sector Overall Balance(1)	(4.1)% of GDP
Central Government-Banco de Prevision Social (“BPS”) Overall Balance(1)	(3.8)% of GDP
Current Account Balance(3)	0.3% of GDP

(1)	Excludes transfers to the Social Security Trust Fund estimated at 0.3% of GDP, driven by the effects of the Cincuentones Law (as defined in the Annual Report).
(2)	These projections were made in August 2020, prior to the publication of GDP data based on 2016 prices by the Banco Central. See “Gross Domestic Product and Structure of the Economy.”
(3)	Corresponds to current account in the balance of payments.

Source: Ministry of Economy and Finance.

On February 8, 2021, in light of the additional measures introduced to address the COVID-19 pandemic, the Ministry of Economy and Finance updated certain macroeconomic assumptions for 2021. In particular, real GDP growth for 2021 was estimated at 3.5%, while the Central Government-BPS overall deficit was estimated at 4.1% of GDP excluding transfers to the Social Security Trust Fund driven by the effects of the Cincuentones Law. On March 2, 2021, the government announced that public investment in infrastructure through 2021 is expected to total US$1.2 billion.

As of the date of this amendment to the Annual Report, the government projects that the Central Government-BPS overall deficit will be 4.7% in 2021 of GDP, compared to the previous forecast of 4.1% of GDP back in February 2021 (in each case, excluding transfers to the Social Security Trust Fund driven by the effects of the Cincuentones Law). Total net indebtedness incurrence of the Central Government BPS for 2021 is projected at US$2,556 million (compared to US$2,245 million estimated in February 2021).

The 2020-2024 Budget Law introduced a new rule-based fiscal framework, which includes a cap to annual incurrence of net indebtedness. For 2021, the legal limit is set at US$ 2,300 million (significantly lower than the cap of US$ 3,500 million set for 2020). This borrowing framework also includes a safeguard clause, with a limited and clearly defined set of events that can trigger it (such as severe economic downturns substantial changes in relative prices, states of emergency or nationwide disasters). When invoked, the clause allows for up to an additional 30% increase of the baseline net indebtedness amount authorized (for 2021, the augmented limit is equivalent to US$ 2,990 million). Given the revised estimates, the government foresees the need to activate the safeguard clause at some point during 2021 to provide the additional budgetary resources required to address the economic and social impact of COVID-19.

While the government believes that its assumptions and targets for the Uruguayan economy are reasonable when formulated, actual outcomes, including as a result of the impact of COVID-19 pandemic, are beyond its control or significant influence, and will depend on future events. In addition, macroeconomic assumptions and targets for 2021 are currently under review following the further measures to address the COVID-19 outbreak announced by the government on April 20, 2021. Accordingly, no assurance can be given that economic results (including GDP and inflation) and the government’s performance in 2021 and thereafter, will not differ materially from the assumptions, targets and estimates set forth above. Furthermore, during the course of 2021, the government may further adjust the macroeconomic assumptions to reflect the continued adverse impact of the COVID-19 pandemic on Uruguay’s economy.

Social Security Reform

On November 5, 2020, the Committee of Experts on Social Security (“CESS”), which was created in July 2020 with the enactment of the Urgent Consideration Law (Law No. 19,889), began its analysis of the Uruguayan social security system to present recommendations for its reform to the government. The CESS is comprised of fifteen members appointed by the Executive Power. They have expertise in social security, demographic, economic and legal matters, among others. The composition of the CESS reflects the diversity of views regarding social security issues, both from social organizations and political parties.

Pursuant to the Urgent Consideration Law, the CESS was given 90 days from the date of its creation to prepare such analysis and an additional 90 days to present a set of reform proposals, for which it may establish an open dialogue process with civil society.

On January 29, 2021, the CESS unanimously agreed to approve the work plan submitted by its president and on March 24, 2021, the CESS in turn submitted a report to the Executive Power and Congress. As of the date of this amendment to the Annual Report, the CESS was working on a set of proposals for a comprehensive reform to the Uruguayan social security system.

Environment

The government is committed to integrating environmental and climate change mitigation and adaptation goals into its economic policy decisions, with the goal of making economic recovery consistent with a pathway towards low greenhouse gas emissions and a climate-resilient economy.

In July 2020, the government created the Ministry of Environment, tasked with formulating, executing, supervising and evaluating national plans for the protection of the environment. In addition. in October 2020, the Ministry of Economy and Finance joined the Coalition of Finance Ministers for Climate Action Ministerial Forum. Subsequently, the Helsinki Principles were explicitly incorporated in the 2020-2024 budget law.

In November 2020, the Central Bank joined the Network for Greening the Financial System (“NGFS”), which brings together around 40 central banks, supervisory agencies and international financial institutions. The main purpose of the NGFS is strengthening the global response required to meet the Paris Agreement’s objectives. It also seeks to enhance the role of the financial system to manage risks and mobilize capital for green and low-carbon investments to achieve environmentally-sustainable development.

Over the past decade, Uruguay has transformed its energy matrix by increasing and diversifying its renewable sources of energy generation. At present, Uruguay is one of the leading countries in the world in terms of wind energy production, and 94% of its electricity production is generated using renewables sources. Further, in April 2021, the Ministry of Industry and Energy together with the Ministry of Finance launched the national road-map for green hydrogen production to further increase the generation of renewable resources. The project garnered support from the United Nations Joint Fund for Sustainable Development Goals.

GROSS DOMESTIC PRODUCT AND STRUCTURE OF THE ECONOMY

On December 17, 2020, Banco Central conducted a periodic re-basing of its national account calculations (including GDP), updating the base year of such calculations from 2005 to 2016, which implied a GDP increase in nominal terms compared to prior measurements. This re-basing has resulted in increases of the GDP in nominal terms of 8.6% in 2016, 7.9% in 2017, 8.3% in 2018 and 9.7% in 2019, in each case, when compared to prior measurements. These differences are mainly related to the greater coverage in certain activities that incorporated new sources of information. As a result, the relative weight of the composition of GDP by sectors changed, with an increase in the weight of primary activities. In addition, the incorporation of new sources of information related to exports and imports of information services and other services resulted in these activities having higher relative weight. Regarding the composition of GDP by expenditure, the re-basing increased the weight of exports and imports of goods and services compared to final consumption spending, mainly due to the greater coverage in certain activities that incorporated new sources of information.

The information set forth in this section regarding GDP and expenditures is based on current (nominal) prices for each period indicated, except for the percentage figures included in the table entitled “Change in GDP by Expenditure”, which are based on 2016 prices.

Uruguay’s nominal GDP for 2020 totaled Ps.2,253 billion, (approximately US$53.6 billion), compared to a nominal GDP of Ps.2,159 billion (approximately US$61.2 billion) for 2019.

The following table sets forth information regarding GDP and expenditures in 2020, compared to 2019, using the re-based national accounts data.

Change in GDP by Expenditure

(volume variation from previous year)

2019/2020(1)
Government and NPISH consumption	(6.4)%
Private consumption	(6.2)%
Gross fixed investment	(0.5)%
Exports of goods and services	(16.2)%
Imports of goods and services	(10.8)%

Total GDP	(5.9)%

(1)	Preliminary data.

Source: Banco Central.

Principal Sectors of the Economy

The following table sets forth information regarding changes in GDP by sector in 2020, compared to 2019, using the re-based national accounts data.

Change in GDP by Sector

(volume variation from previous year)

2019/2020(1)
Primary activities(2)	(0.4)%
Manufacturing	(5.6)%
Electricity, gas and water	(12.5)%
Construction	1.8%
Commerce, restaurants and hotels	(9.1)%
Transportation, storage, information and communications	(6.5)%
Financial Services	(0.4)%
Professional activities and leasing	(10.6)%
Public administration activities	(0.5)%
Other services (3)	(7.0)%

Total GDP	(5.9)%

(1)	Preliminary data.
(2)	Data includes agriculture, livestock, fishing and mining.
(3)	Data includes health, education, real estate and other services.

Source: Banco Central.

Uruguay’s real GDP decreased 5.9% during 2020, compared to 2019. This decrease in real GDP was mainly driven by decreases in the electricity, gas and water, commerce, restaurants and hotels, professional activities and leasing and other services sectors as a consequence of the national sanitary emergency arising from the COVID-19 outbreak.

The electricity, gas and water sectors contracted by 12.5% in 2020 compared to 2019, mainly driven by a lower generation of hydro energy. In 2020, 41% of total energy generation derived from wind energy, 30% from hydroelectric energy, 20% from biomass waste, 6% from gas oil, fuel oil and natural gas, and 3% from solar energy.

The commerce, restaurants and hotel sectors contracted by 9.1% in 2020 compared to 2019, mainly driven a significant decrease in inbound tourism due to the closure of borders as a result of the COVID-19 outbreak.

The contraction of the transportation, storage, information and communications sector (6.5% in 2020 compared to 2019) was mainly driven by the decrease in passenger transport services due to mobility restrictions imposed by the government to address the COVID-19 outbreak. This decrease was partially offset by an increase in the use of data services.

The manufacturing sector contracted by 5.6% in 2020 compared to 2019, mainly due to a decline in oil-refining, meat-packing and textile activities, which was partially offset by an increase in the production of pulp-mills and the manufacture of cleaning and toilet products.

Primary activities contracted by 0.4% in 2020 compared to 2019, mainly driven by a decrease in soybean production, which was partially offset by a favorable performance of winter crops, greater demand for wood and the growth of milk collection, as well as an increase in milk powder prices from 3,215 US$/ton as of December 31, 2019, to 4,224 US$/ton as of March 31, 2021, which has increased activity in the sector.

The construction sector increased by 1.8% in 2020 compared to 2019, mainly due to work related to the construction of a new railway line connecting the center of the country with the port of Montevideo, and a new paper pulp mill by UPM, which was partially offset by a decrease in the construction of buildings and other public works. See “The Economy—Role of the State in the Economy—Large-scale Foreign Direct Investments and Public-Private Partnerships for Infrastructure Development” in the Annual Report.

Role of the State in the Economy

Minera Aratirí S.A. Arbitration

On August 6, 2020, the arbitral tribunal appointed to decide the Minera Aratirí S.A. arbitration case upheld Uruguay’s objection to jurisdiction, holding that the claimants were not owners of certain interests in the Aratirí Project and therefore lacked standing to make a claim in respect of an investment. In addition, the Arbitral Tribunal ordered the claimants to reimburse Uruguay US$4,097,149.25 in costs. Recently, the claimants initiated proceedings before the Paris Court of Appeals to obtain the annulment of the award.

Latin American Regional Aviation Holding S. de R.L. v. Oriental Republic of Uruguay

In September 2018, Latin American Regional Aviation Holdings S. de RL (LARAH), a Panamanian investment company that allegedly owned shares in Uruguay’s airline, Pluna, filed a claim before the arbitral tribunal appointed by the World Bank’s International Centre for Settlement of Investment Disputes (ICSID) arguing that the Republic was responsible for the alleged damages to LARAH arising from Pluna’s liquidation. Uruguay has not yet filed its reply.

Katoen Natie Investment

On March 2, 2021, the government and the Belgian company Katoen Natie announced an agreement to expand the specialized container terminal of the port of Montevideo in exchange for an investment by Katoen Natie; additionally, Katoen Natie agreed not to pursue the claims contained in the notice of dispute it had previously submitted before the Uruguayan government. According to Katoen Natie’s announcement, the investment will amount to US$455 million and entails expanding the concession area to its maximum, including the construction of a second container beach and a second dock of approximately 700 meters. The agreement includes an extension of the concession term for 50 years.

Employment, Labor and Wages

Employment

According to estimates by the National Statistics Institute, the employment rate stood at 54.9% in December 2020 compared to 57.7% in December 2019 and the unemployment rate stood at 10.5% in December 2020, compared to 8.5% in December 2019. In February 2021, the employment rate stood at 54.9% compared to 56.4% in February 2020, while the unemployment rate stood at 11.1% in February 2021, compared to 10.5% in February 2020.

In February 2021, the number of health insurance beneficiaries stood at 52,089, compared to 27,954 in February 2021. Between March and July 2020, the government allowed elderly workers (over 65 years of age) to remain at home with full wage compensation in the form of sick leave. On December 21, 2020, the government decided to reinstate this measure through February 28, 2021, which was later extended through May 30, 2021.

In February 2021, the number of unemployment beneficiaries were 73,870, including partial insurance, compared to 45,937 in February 2020.

In 2020, following the International Labor Organization’s (“ILO”) recommendations that the Republic revise its collective bargaining legislation, the Consejo Superior Tripartito, a labor relations governance body and the Ministerio de Trabajo y Seguridad Social (MTSS) proposed the formation of a new working group to address Uruguay’s commitments to ILO’s conventions and to draft a new bill addressing the legislation. The group is set to convene in 2021. See “The Economy—Employment, Labor and Wages—Employment” in the Annual Report.

Wages

For the 12-month period ended February 28, 2021, average real wages decreased by 2.7% compared to a 0.05% decrease for the 12-month period ended February 29 2020.

On June 18, 2020, the government introduced a set of wage-setting guidelines for the eighth private sector wage negotiation round, as the terms of the seventh round expired on June 30, 2020. On July 7, 2020, the government and unions reached an agreement pursuant to which (i) nominal wages were set to increase by 3% for the most affected sectors (i.e., those where the workforce fell by 10% from November 2019 to November 2020), (ii) a final corrective adjustment for inflation (discounted by Uruguay’s GDP decrease in 2020), and (iii) workers with nominal wages equal to or lower than Ps. 22,595 as of January 1, 2020 will receive an additional 1% increase in nominal wages, which will not be deducted from the final corrective adjustment. See “The Economy—Employment, Labor and Wages—Wages” in the Annual Report.

FOREIGN MERCHANDISE TRADE

Merchandise exports in 2020 totaled US$6.8 billion, compared to US$7.7 billion in 2019. Merchandise imports totaled US$7.1 billion in 2020, compared to US$7.7 billion in 2019.

The merchandise trade balance in 2020, recorded a deficit of US$234 million, compared to a deficit of US$57 million in 2019.

During the second half of 2020, prices of certain of Uruguay’s goods exports reflected an upward trend. In particular, the price of soybeans reached a six-year maximum (increasing from 346 US$/ton as of December 31, 2019 to 520 US$/ton as of March 31, 2021), supported by higher demand from China and adverse weather conditions in several large producing countries.

BALANCE OF PAYMENTS

Current Account

In 2020, Uruguay’s current account recorded a deficit of US$297 million, compared to a surplus of US$824 million in 2019. The decrease in the current account balance was attributable mainly to two opposing trends. On the one hand, primary income deficit decreased due to lower rents payable on profits earned by FDI companies in the country. On the other hand, the balance of goods and services decreased as a result of the COVID-19 pandemic, which affected exports to a greater extent than imports, which fell by 20.2% and 15.2%, respectively, when measured in U.S. dollars.

Financial Account

In 2020, Uruguay’s financial account recorded a net outflow of US$391 million, compared to a US$572 million net outflow in 2019. In 2020, FDI and other investments recorded net inflows of US$2,866 million, while portfolio and financial derivatives recorded net outflows of US$1,627 million. Central Bank reserve assets increased US$1.6 billion in 2020, compared to a US$1.1 billion decrease in 2019, mostly driven by net purchases of reserves.

International Reserves

As of April 30, 2021, Banco Central’s stock of international reserve assets totaled US$16.1 billion (of which gold represented US$6 million). This amount includes US$6.7 billion of reserves and voluntary deposits of the financial sector, including US$3.0 billion of public banks, with Banco Central.

MONETARY POLICY AND INFLATION

Monetary Policy

On August 6, 2020, Banco Central announced that it would revert to a short-term interest rate target as the monetary policy instrument under the inflation targeting regime, abandoning the use of the monetary base as its principal monetary policy tool. Initially, Banco Central launched a trial period for the operation of short-term instruments (fine-tuning instruments), and on August 17, 2020, it began to issue short-term instruments regularly. In addition, on August 27, 2020, the Macroeconomic Coordination Committee established an inflation target range between 3%-6% as of September 2022, reducing the ceiling and narrowing the range by one percentage point as a way of reinforcing the commitment to the disinflation strategy. Pursuant to information published by the Central Bank in March 2021 based on a survey of private sector estimates, annual inflation expectations stand at approximately 7.1% for the 12-months ended December 2021 and 6.8% for the 12-months ended December 2022. On September 3, 2020, in an extraordinary meeting of the Monetary Policy Committee (COPOM), Banco Central introduced a short-term interest rate target of 4.5%, seeking to provide greater transparency to market signals, while allowing for fine-tuning of monetary policy at higher frequency. On March 26, 2021, the Monetary Policy Committee (COPOM), decided to keep the monetary policy rate at 4.5%.

On December 23, 2020, Banco Central proposed a schedule for a gradual reduction in reserve requirements for deposits in local currency. Pursuant to such schedule, in 2021, reserve requirements for local currency deposits will be gradually reduced from 22% to 15% for local currency deposits with a term shorter than 30 days, from 11% to 3% for local currency deposits with a term between 30 to 90 days, from 7% to 2% for local currency deposits with a term between 180 to 365 days and from 5% to 1% for local currency deposits with a term longer than one year. This measure is expected to result in a total release of funds to the economy in an amount approximately equal to 1% of GDP as of December 31, 2021.

Inflation

The following table shows changes in consumer prices (CPI) and wholesale prices (WPI) for the period indicated.

Changes in CPI and WPI

(% change from previous year at period end)

CPI
For the twelve months ended April 30, 2021	6.8%

Source: National Institute of Statistics.

WPI
For the twelve months ended April 30, 2021	8.5%

Source: National Institute of Statistics.

For the 12-month period ending April 30, 2021, the inflation rate was 6.8%, with education, furniture and household items, alcoholic beverages and tobacco among the categories evidencing the highest price increases in the last twelve months.

The weighted average annual interest rate for 91 to 180-day term deposits in U.S. dollars in the banking system was 0.1% and 0.4% in February 2021 and February 2020, respectively. The weighted average annual interest rate for 91 to 180-day term deposits in pesos in the banking system was 4.8% and 5.4% in February 2021 and February 2020, respectively.

As of April 30, 2021, the value in pesos of the UI and UP was Ps. 4.9192 and Ps. 1.25101, respectively.

Foreign Exchange

The following table shows the high, low, average and period-end peso/U.S. dollar exchange rates for the period indicated.

Exchange Rates (1)

(pesos per US$)

	High	Low	Average	Period-End
For the 12 months ended December 31, 2020	45.942	37.194	42.057	42.340
January 2021	42.619	41.940	42.288	42.278
February 2021	43.157	42.270	42.730	43.145
March 2021	44.640	43.150	44.264	44.187
April 2021	44.281	43.802	44.090	43.802

(1)	Daily interbank end-of-day bid rates.

Source: Banco Central.

THE BANKING SECTOR

As of December 31, 2020, the equity adequacy and minimum regulatory capital (adjusted by risks) ratio stood at 1.98. During 2020, bank credit to the non-financial sector represented approximately 27.1% of Uruguay’s GDP.

PUBLIC SECTOR FINANCES

Based on 2016 prices, in 2020, Uruguay’s overall public sector deficit represented approximately 5.3% of GDP (based on preliminary data), compared to an overall public sector deficit of 3.2% of GDP in 2019. Excluding transfers to the public social security trust fund estimated at 0.7% of GDP (arising from changes to Uruguay’s social security system known as “Cincuentones Law”), Uruguay’s overall public sector deficit stood at 6.0% of GDP in 2020 (based on preliminary data), compared to 4.4% of GDP in 2019 (in each case, based on 2016 prices). See “Fiscal Policy—Social Security.”

Based on 2005 prices, excluding transfers to the public social security trust fund, Uruguay’s overall public sector deficit would have represented 6.4% of GDP in 2020, slightly below the 6.5% target included in the Budget Law.

Based on 2016 prices, in 2020, Uruguay’s central government-BPS deficit represented approximately 5.1% of GDP (based on preliminary data), compared to a deficit of 2.8% of GDP in 2019. Excluding transfers to the public social security trust fund estimated at 0.7% of GDP, Uruguay’s central government-BPS deficit stood at 5.8% of GDP in 2020 (based on preliminary data), compared to a deficit of 3.9% of GDP in 2019 (in each case, based on 2016 prices). Primary expenditures from the central government-BPS increased 0.4% in real terms in 2020. Excluding expenses associated with the health emergency, expenditures decreased 2.7% in real terms.

Based on 2016 prices, Uruguay’s central government-BPS revenues represented approximately 27.1% of GDP in 2020, decreasing 0.2 percentage points of GDP compared to 2019. In 2020. total revenues of Central Government-BPS decreased by 6.4% in real terms, mainly as a result of the tax reliefs measures introduced to address the COVID-19 pandemic, as well as the deterioration of the labor market. In particular, real gross tax collection decreased 2.7% in 2020.

Based on 2016 prices, Uruguay’s central government-BPS primary expenditures stood at 29.5% of GDP in 2020, increasing 1.8 percentage points of GDP compared to 2019. The increase was almost entirely associated with the measures introduced to address the COVID-19 pandemic, as investments post a decrease of 0.1% of GDP. In real terms, primary expenditures of the Central Government- BPS increased by 0.4% in 2020. Excluding expenses associated with the health emergency, expenditures decreased by 2.7% in real terms in 2020.

Based on 2005 prices, excluding transfers to the public social security trust fund, Uruguay’s central government-BPS deficit would have represented 6.3% of GDP in 2020, below the 6.6% target included in the Budget Law.

For a description of Banco Central’s periodic re-basing of its real GDP calculations, updating the base year of such calculations from 2005 to 2016, see “—Gross Domestic Product and Structure of the Economy.”

PUBLIC SECTOR DEBT

Central Government Net Borrowing

In 2020, the central government’s accumulated net indebtedness totaled US$3.12 billion, below the legal limit set for the year:

Central Government’s Annual Net Indebtedness

(in millions of US$)

	As of December 31, 2020
Gross Indebtedness	US$	5,887
Disbursements from Multilaterals and Financial Institutions		1,280
Total Issuance of Market Debt		4,607
Amortizations of Market Debt and Loans		2,194
Market Debt		2,113
Loans from Multilaterals and Financial Institutions		81
Change in Financial Assets		573
Treasury Liquid Assets		369
Other Financial Assets		204
Net Indebtedness		3,120

Source: Ministry of Economy and Finance.

Central Government debt

The following table sets forth information regarding the central government indebtedness outstanding as of the dates indicated:

Central Government Debt

(in millions of US$, except as otherwise indicated)

	As of December 31, 2020		As of March 31 2021
Gross Debt	US$	32,879	US$	33,019
Of which
(% in foreign currency)		54.5%		54.3%
(% in local currency)		45.5%		45.7%
Of which
Nominal		5.6%		5.4%
CPI-linked		31.3%		31.4%
Wage-linked		8.6%		8.9%
Average maturity (in years)		13.5		13.2
Net Debt	US$	30,256	US$	30,987

Source: Ministry of Economy and Finance.

As of April 30, 2021 the central government’s debt service obligations (principal payments and interest expenses) for the following 12 months stood at approximately US$2.9 billion.

The following table reflects the central government’s uses and sources of funds for 2020 and budgeted for 2021.

Central Government Financing Needs and Funding Sources

(in millions of US$)

	2020		Budgeted for 2021
Financing Needs	US$	5,941	US$	4,468
Primary Deficit(1)		1,646		1,030
Interest Payments(2)		1,528		1,534
Amortizations of Bonds and Loans(3)		2,194		1,514
Accumulation of Financial Assets		573		390
Funding Sources		5,941		4,468
Disbursements from Multilaterals and Financials Institutions		1,280		600
Total Issuance of Market Debt(4)		4,607		3,860
Others (net)(5)		54		8

(1)	Excludes transfers to the Social Security Trust Fund.
(2)	Includes interest payments to the Social Security Trust Fund on its holdings of central government debt
(3)	For 2020, includes bonds redeemed through domestic and international liability management operations.
(4)	Includes bonds issued domestically and in international markets.
(5)	Includes exchange rate and market price valuation effects.

Source: Ministry of Economy and Finance.

As of April 30, 2021, credit lines available to Uruguay’s central government from World Bank, CAF and FLAR (Latin American Reserve Fund), grant Uruguay access to contingency financing of approximately US$1.7 billion. As of the date of this amendment to the Annual Report, Uruguay also has available other credit lines with the IADB and CAF for approximately US$700 million.

In June 2020, Uruguay completed a series global placements in connection with liability management transactions, including the issuance of Ps.68.5 billion (approximately US$1.6 billion) 3.875% CPI-linked Bonds due 2040, payable in U.S. dollars, and of US$400 million 4.375% bonds due 2031. US$500 million of the cash proceeds from the offers were used to redeem CPI-linked Bonds maturing in 2027 and 2028.

Between January 1 and December 31, 2020, the central government issued peso-denominated treasury notes in the domestic market (linked to both the nominal wage index and CPI-linked) for a total principal amount equivalent to US$2.6 billion. These notes include the equivalent of US$949.2 million peso-denominated treasury notes issued under a joint liability management transaction with Banco Central executed in January 2020.

Between January 1 and April 30, 2021, the central government issued peso-denominated treasury notes in the domestic market (linked to both the nominal wage index and CPI-linked) for a total principal amount equivalent to US$626 million.

Total Public Sector Debt

The gross public sector debt (which includes direct debt of the central government as well as Banco Central bills and debt of public enterprises and local governments), totaled US$39.9 billion as of December 31, 2020, compared to US$37.2 billion as of December 31, 2019.

As of December 31, 2020, 53.5% of the total gross public sector debt was denominated in foreign currencies and 46.5% in Uruguayan pesos, compared to 50.3% and 49.7%, respectively, as of December 31, 2019.

Public Sector External Debt

The following table sets forth the total public sector external debt, net of international reserve assets and certain other assets of Banco Central, as of December 31, 2020.

Total Public Sector External Debt, Net of International Reserve Assets

(in millions of US$)

	As of December 31, 2020(1)
Total gross public sector external debt	US$	21,291
Less external assets:
Non-financial public sector		202
Banco Central(2)		17,425
Of which:
Banco Central international reserve assets(3)		16,217
Other assets		1,208
Total public sector external debt, net of assets	US$	3,663

(1)	Preliminary data.
(2)	Totals may differ due to rounding
(3)	Gold valued at London market priced as of December 31, 2020.

Source: Banco Central

The following table sets forth information regarding Uruguay’s central government liquid assets and credit lines available as of the dates indicated.

Liquid Assets and Available Credit Lines

(in millions of US$)

	As of December 31, 2020(1)		As of March 31, 2021(1)
Total Financial Assets	US$	2,624	US$	2,032
Of which
Liquid Assets(2)		1,582		995

Credit lines with multilateral organizations		1,415		1,695

(1)	Preliminary data.
(2)	Financial assets of the central government that are not otherwise committed to a specific application.

DESCRIPTION OF THE BONDS

Uruguay is issuing the Bonds under the Indenture. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the Bonds and the Indenture. You should read the information set forth below together with the section “Description of the Securities” in the accompanying prospectus, which summarizes the general terms of the Bonds and the Indenture. You should read the Indenture and the form of Bonds before making your investment decision. Uruguay has filed the form of Indenture and will file the form of the Bonds with the SEC and will also file copies of these documents at the offices of the trustee.

The accompanying prospectus sets forth the general terms of the Bonds. This prospectus supplement describes the terms of the Bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

The Bonds will:

•

be represented by one or more global securities in fully registered form only, without coupons, as more fully described under “Registration and Book-Entry System” below only in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof;

•	be available in certificated form only under certain limited circumstances;

•	constitute direct, general, unconditional and unsubordinated foreign debt of Uruguay;

•

rank without any preference among themselves and equally with all other unsubordinated foreign debt of Uruguay. It is understood that this provision will not be construed so as to require Uruguay to make payments under the Bonds ratably with payments being made under any other foreign debt. For this purpose, “foreign debt” means obligations of or guaranteed (whether by contract, statute or otherwise) by Uruguay for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than the local currency of Uruguay;

•	be issued in an aggregate principal amount of US$ , and after giving effect to the offering, the total amount outstanding of Uruguay’s 4.375% Bonds due 2031 will be US$ ;

•	mature on January 23, 2031;

•	pay principal in three nominally equal installments on January 23, 2029, January 23, 2030 and at maturity;

•	accrue and pay interest semi-annually in arrears on January 23 and July 23 of each year, commencing on July 23, 2021;

•	interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months;

•	will be redeemable at the option of Uruguay before maturity (see “—Bonds Optional Redemption”);

•	pay all amounts due in respect of principal or interest in U.S. dollars; and

•

contain “collective action clauses” under which Uruguay may amend certain key terms of the Bonds, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the Bonds.

For purposes of all payments of interest, principal or other amounts contemplated herein, “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in the City of New York (or in the city where the relevant paying or transfer agent is located).

Bonds Optional Redemption

Prior to October 23, 2030 (three months prior to the maturity date of the Bonds), the Bonds will be redeemable, in whole or in part, at any time and from time to time, at Uruguay’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the Bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds being redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 25 basis points, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the redemption date.

At any time on or after October 23, 2030 (three months prior to the maturity date of the Bonds), the Bonds will be redeemable, in whole or in part at any time and from time to time, at Uruguay’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

Definitions and Terms Applicable to Optional Redemption

For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to the redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the Weighted Average Life of the Bonds to be redeemed as would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the Weighted Average Life of the Bonds.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if Uruguay obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means, any of Itau BBA USA Securities, Inc., J.P. Morgan Securities LLC and Scotia Capital (USA) Inc. or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Uruguay.

•	“Weighted Average Life” at any date means the number of years obtained by dividing: (1) the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment in respect of the Bonds, by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such installment payment;

by (2) the then outstanding principal amount of the Bonds.

•

“Reference Treasury Dealer” means J.P. Morgan Securities LLC or their affiliates and any three other Primary Treasury Dealers selected by Uruguay; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, Uruguay will substitute such dealer for another Primary Treasury Dealer.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Uruguay, of the bid and ask prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Uruguay by such Reference Treasury Dealer at 3:30 p.m., (New York time) on the third Business Day preceding such redemption date.

•	“Primary Treasury Dealer” means a primary United States government securities dealer in New York.

A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Uruguay will not be obligated to redeem the Bonds.

In the event that fewer than all of the Bonds are to be redeemed at any time, selection of Bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which the Bonds are listed or if such securities exchange has no requirement governing redemption or the Bonds are not then listed on a securities exchange, by lot (or, in the case of Bonds issued in global form, based on the applicable procedures of DTC). If Bonds are redeemed in part, the remaining outstanding amount of any Bond must be at least equal to US$1.00 and be an integral multiple of US$1.00.

Unless Uruguay defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the Bonds called for redemption.

Payment of Principal and Interest

If any date for an interest or principal payment on a Bond is not a Business Day, Uruguay will make the payment on the next Business Day. No interest on the Bonds will accrue as a result of any such delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any Bonds is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay upon Uruguay’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Uruguay will hold the unclaimed money in trust for the relevant holders until four years from the date on which the payment first became due.

Global Bonds

Payments of principal, interest and additional amounts, if any, in respect of the Bonds will be made to DTC or its nominee, as the registered holder of those global securities. Uruguay expects that the holders will be paid in accordance with the procedures of DTC and its participants. Neither Uruguay nor the trustee, which will act as Uruguay’s principal paying agent, shall have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its nominee, or any failure on the part of DTC in making payments to holders of the Bonds from the funds it receives.

Certificated Bonds

Uruguay will arrange for payments to be made on any Bonds in certificated form to the person in whose name the certificated Bonds are registered, by wire transfer or by check mailed to the holder’s registered address.

Peso Offering

Concurrently with this offering, the Republic is also offering Ps.                      principal amount of the peso-denominated bonds to be issued as debt securities under the indenture. The peso-denominated bonds will be offered pursuant to a separate prospectus to be filed with the SEC.

Further Issues of Bonds

Uruguay may from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities; (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Paying Agents and Transfer Agent

So long as any Bonds remain outstanding, Uruguay will maintain a paying agent, a transfer agent, a registrar in New York City. Uruguay will give prompt notice to all holders of securities of any future appointment or any resignation or removal of any paying agent, transfer agent or registrar or of any change by any paying agent, transfer agent or registrar in any of its specified offices.

Notices

Uruguay will mail notices to holders of certificated securities at their registered addresses as reflected in the books and records of the registrar. Uruguay will consider any mailed notice to have been given five business days after it has been sent. Uruguay will give notices to the holders of a global security in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary.

Uruguay will also publish notices to the holders (a) in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and the Financial Times, respectively) and (b) if and so long as the securities are listed on the Euro MTF Market of the Luxembourg Stock Exchange and the rules of the exchange so require, in a leading newspaper having general circulation in Luxembourg (which is expected to be Luxemburger Wort) and on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, Uruguay will publish such notices in a leading English language daily newspaper with general circulation in Europe. Uruguay will consider any published notice to be given on the date of its first publication.

So long as a clearing system, or its nominee or common custodian, is the registered holder of a Bond represented by a global security or securities, each person owning a beneficial interest in a global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system.

Registration and Book-Entry System

Global Bonds

The Bonds will be represented by interests in one or more permanent global securities in definitive fully registered form, without interest coupons attached, which will be registered in the name of a nominee for DTC and which will be deposited on or before the settlement date with a custodian for DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent the holders’ beneficial interests in the global security. These financial institutions will record the ownership and transfer of the holders’ beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

If holders wish to hold securities through the DTC system, holders must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

If holders so choose, holders may hold their beneficial interests in the global security through Euroclear or Clearstream, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, holders may elect to hold their beneficial interests in a global bond:

•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream, Luxembourg; or

•	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global securities through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the Bonds. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the Bonds or the Indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Owners of a beneficial interest in the global securities will generally not be considered holders of any Bonds under the Indenture for the Bonds.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, a holders’ ability to transfer beneficial interests in a global security may be limited.

Certificated Securities

Uruguay will issue securities in certificated form in exchange for interests in a global security only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary and Uruguay does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the Bonds represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the Bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

Any Certificated Security issued under these circumstances shall be in registered form.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee in New York City as specified in the Indenture, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of a premium or interest on the securities.

CLEARANCE AND SETTLEMENT

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg, and their book-entry systems has been obtained from sources Uruguay believes to be reliable. These systems could change their rules and procedures at any time, and Uruguay takes no responsibility for their actions. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of its obligations under its rules and procedures, or for the performance by direct or indirect participants of its obligations under the rules and procedures of the clearing systems.

Arrangements have been made with each of DTC, Euroclear and Clearstream, Luxembourg to facilitate initial issuance of the Bonds. Transfers within DTC, Euroclear and Clearstream, Luxembourg will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold the Bonds through DTC and investors who hold or will hold the Bonds through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.

The Clearing Systems

DTC

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Persons who have accounts with DTC (“DTC Participants”) include the Joint Bookrunners, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interests in Bonds in DTC may be made only through DTC participants. In addition, beneficial holders of Bonds in DTC will receive all distributions of principal of and interest on the Bonds from the trustee through such DTC participant.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with EuroClear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), BofA Securities, Inc., HSBC Securities (USA) Inc. and Santander Investment Securities Inc., securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the depositary for Euroclear.

Clearstream, Luxembourg

Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg participants are financial institutions around the world, including the Joint Bookrunners, other securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly.

Distributions with respect to Bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

Initial Settlement

Upon the issuance of the Bonds, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by the Bonds to the accounts of DTC participants. Ownership of beneficial interests in the Bonds will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.

Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important for holders to establish at the time of a secondary market trade the location of both the purchaser’s and holder’s accounts to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the Bonds among participants of Euroclear, Clearstream, Luxembourg and DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Uruguay nor any paying agent or the registrar will have any responsibility for the performance by Euroclear, Clearstream, Luxembourg or DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Accountholders

Secondary market trading of Bonds represented by the book-entry security between DTC accountholders will trade in DTC’s settlement system and will therefore settle in same-day funds.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading Between DTC Seller and Clearstream, Luxembourg, or Euroclear Purchaser

When interests in the Bonds are to be transferred from the account of a DTC accountholder to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg or Euroclear participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to receive the beneficial interest against payment. Payment will include interest accrued on the beneficial interest in the Bonds from and including the last interest payment date to and excluding the settlement date. Payment will then be made by the depositary to the DTC participant through which the seller holds its Bonds, which will make payment to the seller, and the Bonds will be credited to the depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the interest in the Bonds to the account of the participant through which the purchaser is acting. This interest in the Bonds will appear the next day, European time, after the settlement date, but will be back-valued to and the interest of the applicable Bonds will accrue from the value date, which will be the preceding day when settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will be valued instead as of the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of Bonds, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the Bonds on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to a Clearstream, Luxembourg or Euroclear participant, the participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream, Luxembourg participants or Euroclear participants purchasing interests in the Bonds would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in such Bonds were credited to their accounts. However, interest on the book-entry security would accrue from the value date. Therefore, in many cases the investment income on the beneficial interest in the Bonds earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although this result will depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC accountholders can employ their usual procedures for transferring Bonds to the respective depositaries of Clearstream, Luxembourg or Euroclear for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to DTC accountholders, a cross-market sale transaction will settle no differently from a trade between two DTC accountholders.

Finally, day traders that use Clearstream, Luxembourg or Euroclear to purchase interests in the Bonds from DTC accountholders for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, in accordance with the clearing system’s customary procedures,

•

borrowing the interests in the United States from a DTC accountholder no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear accounts in order to settle the sale side of the trade, or

•

staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC accountholder is at least one day prior to the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.

Trading Between Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant, at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its depositary to credit the interest in the Bonds to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. Payment will include interest accrued on the beneficial interest in the Bonds from and including the last interest payment date to and excluding the settlement date. The payment will then be credited to the account of the Clearstream, Luxembourg participant or Euroclear participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date the receipt of the cash proceeds and securities debit would instead be valued as of the actual settlement date.

TAXATION

The following discussion summarizes certain Uruguayan and United States federal income tax considerations that may be relevant to you if you acquire the Bonds. This summary is based on laws and regulations in effect as of the date of this prospectus supplement, which may change. Any change could affect the continued validity of this summary. This discussion supplements, and to the extent that it differs, replaces the “Taxation” section contained in the accompanying prospectus. This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding Bonds, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Uruguayan Income Tax Considerations

The following discussion summarizes certain aspects of Uruguayan income taxation that may be relevant to you if you are a Non-Resident Holder of Bonds. For the purposes of this summary, you are a “Non-Resident Holder” if you are a holder of Bonds who is an individual that is a non-resident of Uruguay or a legal entity that is not organized in Uruguay. This summary may also be relevant to you if you are a Non-Resident Holder of Bonds in connection with the holding and disposition of the Bonds. The summary is based on Uruguayan laws, rules and regulations now in effect, all of which may change. This summary is not intended to constitute a complete analysis of the income tax consequences under Uruguayan law of the receipt, ownership or disposition of the Bonds, in each case if you are a non-resident of Uruguay, nor to describe any of the tax consequences that may be applicable to you if you are a resident of Uruguay.

Under Uruguayan law, as currently in effect, if you are a Non-Resident Holder of Bonds and you do not, maintain a permanent establishment in Uruguay, interest and principal payments on the Bonds will not be subject to Uruguayan income or withholding tax. If you are a Non-Resident Holder and you obtain capital gains resulting from any trades of Bonds effected between or in respect of accounts maintained by or on behalf of you, you will not be subject to Uruguayan income or other Uruguayan taxes where you have no connection with Uruguay other than as a holder of an interest in Bonds nor a permanent establishment. If you are a Non-Resident Holder and you do not maintain a permanent establishment in Uruguay, payments of interest and principal on Bonds to you, and any gain realized upon the disposition of Bonds by you, will not be subject to Uruguayan taxes. Furthermore, if you are a Non-Resident Holder who maintains a permanent establishment in Uruguay, the tax exemptions above mentioned, may also be applicable.

United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a U.S. holder (as defined in the “Taxation” section contained in the accompanying prospectus) of a Bond. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of Bonds that purchase the Bonds at their initial offering price and hold the Bonds as capital assets. It does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark their positions to market, persons that will hold Bonds as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities or arrangements taxed as partnerships or the partners therein, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or U.S. holders that have a “functional currency” other than the U.S. dollar. Furthermore, this summary does not address consequences applicable to U.S. holders that participated in the Offer to Purchase.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign, U.S. federal estate, gift or other tax laws, the alternative minimum tax or the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the U.S. Internal Revenue Code. Investors should consult their own tax advisors in determining the tax consequences to them of holding Bonds under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

Qualified reopening. The Bonds will be treated as a “qualified reopening” of Uruguay’s outstanding Bonds for U.S. federal income tax purposes. Accordingly, the Bonds will have the same issue date, the same issue price and the same adjusted issue price as the original Bonds, in each case for U.S. federal income tax purposes.

Bond Premium. If a U.S. holder purchases a Bond at a price (excluding pre-issuance accrued interest, as defined below, which will be excluded from income) greater than its stated principal amount, the U.S. holder will be considered to have purchased the Bond at a premium, and may elect to amortize such premium as an offset to interest income, using a constant-yield method, over the remaining term of the Bond. A U.S. holder that elects to amortize such premium must reduce its tax basis in the Bonds by the amount of the premium amortized during its holding period. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the U.S. Internal Revenue Service (the “IRS”).

Payments of Interest. Payments of interest (including additional amounts, if any) generally will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received in accordance with the U.S. holder’s method of tax accounting. However, the portion of the first interest payment on the Bond that represents a return of accrued interest that a U.S. holder paid as part of the purchase price for the Bond (such portion, “pre-issuance accrued interest”) will not be treated as an interest payment, and thus will not be includible in income, for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Bonds will be issued without original issue discount (“OID”) for U.S. federal income tax purposes. In general, however, if the Bonds are issued with OID at or in excess of a de minimis threshold, a U.S. holder will be required to include OID in gross income, as ordinary income, under a “constant-yield method” before the receipt of cash attributable to such income, regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Purchase, sale and retirement. Upon the sale, exchange, redemption or other disposition of the Bonds, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the transaction (less any amount attributable to accrued but unpaid interest, which will be taxable as such) and its tax basis in the Bond. A U.S. holder’s tax basis in a Bond generally will be equal to the amount that the U.S. holder paid for the Bond, reduced by any payments on the bond other than stated interest and any amortized premium (as described above) and by any pre-issuance accrued interest received by the U.S. holder with respect to the first interest payment on the Bond (as described above). Any gain or loss recognized on a taxable disposition of a Bond will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of a Bond, a U.S. holder held the Bond for more than one year, the gain or loss will be long-term capital gain or loss. Otherwise, the gain or loss will be short-term capital gain or loss. Long-term capital gains realized by a non-corporate U.S. holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Payments in respect of the Bonds that are paid within the United States or through certain U.S.-related financial intermediaries are generally subject to information reporting, unless the U.S. holder is an exempt recipient that establishes its exemption when required. Such payments to a non-exempt recipient that is a U.S. holder may also be subject to backup withholding, unless the U.S. holder provides an accurate taxpayer identification number and certifies that it has not lost its exemption from backup withholding. Non-U.S. holders (as defined in the “Taxation” section contained in the accompanying prospectus) are generally exempt from backup withholding, but may have to comply with certification procedures to prove their entitlement to this exemption. The amount of any backup withholding from a payment to a U.S. or non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 at the end of the taxable year, or $75,000 at any time during the taxable year, may be required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include Bonds issued in certificated form) that are held for investment and are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part.

Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the Bonds, including the application of the rules to their particular circumstances.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated as of                 , 2021, BofA Securities, Inc., HSBC Securities (USA) Inc. and Santander Investment Securities Inc. have severally agreed to purchase, and Uruguay has agreed to sell to the underwriters, US$                aggregate principal amount of the Bonds.

The underwriters have advised Uruguay that they propose to initially offer the Bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase, and Uruguay has agreed to sell to that underwriter, the principal amount of Bonds set forth opposite the underwriter’s name.

Underwriters	Principal Amount
BofA Securities, Inc.	US$
HSBC Securities (USA) Inc.	US$
Santander Investment Securities Inc.	US$

Total	US$

The underwriters are offering the Bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the Bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the Bonds if they purchase any of the Bonds. The underwriters may offer and sell the Bonds through certain of their affiliates.

Uruguay has agreed to indemnify the underwriters and their controlling persons against certain liabilities, in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The following table indicates the underwriting discount that Uruguay is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Bonds):

Paid by Uruguay
Per Bond	0.09%

Uruguay estimates that its total expenses for this offering will be approximately US$                .

In connection with the offering, the underwriters may purchase and sell Bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Bonds in excess of the principal amount of Bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Bonds made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

Stabilizing transactions may also cause the price of the Bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Any stabilization may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Bonds is made and, if begun, may be ended at any time, but must end no later than the earlier of 30 calendar days after the issue date of the Bonds and 60 calendar days after the date of the allotment of the Bonds.

Neither Uruguay nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Bonds. In addition, neither Uruguay nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Settlement

Delivery of the Bonds is expected on or about                 , 2021, which will be the                  business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds prior to the settlement date may be required, by virtue of the fact that the Bonds initially will settle in T+                 , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the pricing date or the next                 succeeding business days should consult their own advisor.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Uruguay. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

BofA Securities, Inc., HSBC Securities (USA) Inc. and Santander Investment Securities Inc. are expected to act as dealer managers in the Offer to Purchase.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement has been prepared on the basis that any offer of Bonds in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Bonds. Accordingly, any person making or intending to make an offer in the EEA of Bonds which are the subject of the offers contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the EEA, provided that no such offer of Bonds shall require Uruguay or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer of Bonds to any legal entity which is not a “qualified investor” as defined in the Prospectus Regulation. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer of Bonds through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the Bonds contemplated in the prospectus supplement. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in the EEA who receives any communication in respect of, or who acquires any Bonds under, the offers to the public contemplated in this prospectus supplement, or to whom the Bonds are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Uruguay that it and any person on whose behalf it acquires Bonds is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to MiFID II (for the purposes of this paragraph, a ”distributor“) subsequently offering, selling or recommending the Bonds is responsible for undertaking its own target market assessment in respect of the Bonds and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither Uruguay nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement has been prepared on the basis that any offer of Bonds in the UK will be made pursuant to an exemption under section 85 of the FSMA and the UK Prospectus Regulation, from the requirement to publish a prospectus for offers of Bonds. Accordingly, any person making or intending to make an offer in the UK of Bonds which are the subject of the offers contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in Article 2 of the UK Prospectus Regulation, provided that no such offer of Bonds shall require Uruguay or any of the underwriters to publish a prospectus pursuant to section 85 of FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case in relation to such offer. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer of Bonds to any legal entity which is not a “qualified investor” as defined in the UK Prospectus Regulation. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer of Bonds through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the Bonds contemplated in the prospectus supplement.

The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of the UK Prospectus Regulation; (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of the UK Prospectus Regulation; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently, no key information document required by the PRIIPs Regulation, as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”), for offering or selling the Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Each person in the UK who receives any communication in respect of, or who acquires any Bonds under, the offers to the public contemplated in this prospectus supplement, or to whom the Bonds are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Uruguay that it and any person on whose behalf it acquires Bonds is: (1) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”), subsequently offering, selling or recommending the Bonds is responsible for undertaking its own target market assessment in respect of the Bonds and determining the appropriate distribution channels for the purposes of the UK MiFIR Product Governance Rules. Neither Uruguay nor any of the underwriters make any representations or warranties as to a distributor’s compliance with these UK MiFIR Product Governance Rules.

This Prospectus Supplement has not been approved by an authorized person for the purposes of section 21 of the FSMA. This Prospectus Supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Prospectus Supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Prospectus Supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The Bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the Bonds, constitutes or will constitute a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Abu Dhabi Global Market

This prospectus supplement is for distribution only to persons who (a) are outside the Abu Dhabi Global Market, or (b) are Authorised Persons or Recognised Bodies (as such terms are defined in the Financial Services and Markets Regulations 2015 (“FSMR“)), or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons” for the purposes of this paragraph). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

This offer document is an Exempt Offer in accordance with the Market Rules of the ADGM Financial Services Regulatory Authority. This Exempt Offer document is intended for distribution only to Persons of a type specified in the Market Rules. It must not be delivered to, or relied on by, any other Person. The ADGM Financial Services Regulatory Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The ADGM Financial Services Regulatory Authority has not approved this Exempt Offer document nor taken steps to verify the information set out in it, and has no responsibility for it. The Securities to which this Exempt Offer relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Securities offered should conduct their own due diligence on the Securities. If you do not understand the contents of this Exempt Offer document you should consult an authorised financial advisor.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Market Rules of the Dubai Financial Services Authority (“DFSA”). The Prospectus Supplement is intended for distribution only to persons of a type specified in the Market Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The Bonds to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Bonds offered should conduct their own due diligence on the Bonds. If you do not understand the contents of the prospectus supplement you should consult an authorized financial advisor.

This document is for distribution only to persons who (a) are outside the Dubai International Financial Centre, (b) are persons who meet the Professional Client criteria set out in Rule 2.3.4 of the DFSA Conduct of Business Module or (c) are persons to whom an invitation or inducement in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons” for the purposes of this paragraph). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The Bonds are not being offered or sold, in Hong Kong, by means of the prospectus supplement or and any other documents or materials relating to the Offers other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public for the purposes of the Securities and Futures Ordinance or the Companies (Winding Up and Miscellaneous Provisions) Ordinance. Neither the Republic nor the underwriters has issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. This prospectus supplement and the accompanying prospectus or any other document or material in connection with the Offers may not be circulated or distributed in such a manner to cause such Bonds to be made the subject of an invitation for subscription or purchase whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Bonds under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A) of the SFA, or Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Bonds are “prescribed capital markets products” (as defined in the Securities and Futures Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The offer of the Bonds has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and the Bonds may not be sold, issued or offered within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan requiring registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Bonds in Taiwan.

Notice to Prospective Investors in Canada

The Bonds may be sold only to purchasers purchasing or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be in made accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Chile

Pursuant to Chilean Capital Markets Act and Norma de Carácter General (“General Rule”) No. 336, dated June 27, 2012, issued by the Chilean Financial Market Commission (“CMF”), the existing bonds may be privately offered in Chile to certain “qualified investors” identified as such by CMF General Rule No. 336 (which in turn are further described in CMF General Rule No. 216, dated June 12, 2008, and in CMF General Rule No. 410, dated July 27, 2016). General Rule No. 336 requires the following information to be provided to prospective investors in Chile:

1. Date of commencement of the offer:                , 2021. The offer of the Bonds is subject to General Rule No. 336, dated June 27, 2012, issued by the CMF;

2. The subject matter of this offer are securities not registered with the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF, and as such are not subject to the oversight of the CMF;

3. Since the Bonds are not registered in Chile there is no obligation by Uruguay to make publicly available information about the Bonds in Chile; and

4. The Bonds shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the CMF.

Notice to Prospective Investors in Peru

The Bonds and the information contained in this prospectus supplement has not been, and will not be, registered with or approved by the Superintendency of the Securities Market (Superintendencia del Mercado de Valores) or the Lima Stock Exchange (Bolsa de Valores de Lima). Accordingly, the Bonds cannot be offered or sold in Peru, except if such offering is considered a private offering under the securities laws and regulations of Peru.

Notice to Prospective Investors in Argentina

The Bonds have not been registered with the Comisión Nacional de Valores and may not be offered publicly in Argentina. The Bonds may not be publicly distributed in Argentina. Neither the issuer nor the underwriters will solicit the public in Argentina in connection with this prospectus supplement.

Notice to Prospective Investors in Brazil

The Bonds have not been and will not be issued nor placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Securities Commission of Brazil (Comissão de Valores Mobiliários, or “CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the Bonds in Brazil is not legal without prior registration under Law No. 6,385 of December 7, 1976, as amended, and Instruction No. 400, issued by the CVM on December 29, 2003, as amended. Documents relating to the offering of the Bonds, may not be delivered in Brazil.

Notice to Prospective Investors in Uruguay

The Bonds are exempt from all registration requirements in Uruguay pursuant to Section 3 of Law N° 18.627.

Other

The underwriters have agreed that they have not offered, sold or delivered, and they will not offer, sell or deliver, any of the Bonds, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the Bonds, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Uruguay except as set forth in the underwriting agreement.

Neither Uruguay nor the underwriters have represented that the Bonds may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assumes any responsibility for facilitating these sales.

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus supplement may contain forward-looking statements:

•	this prospectus supplement;

•	the accompanying prospectus;

•	any amendment or supplement hereto; and

•	the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of these forward-looking statements in light of new information or future events, including changes in Uruguay’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. The information contained in this prospectus supplement identifies important factors that could cause such differences. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•

other adverse factors, such as climatic or political events, international hostilities and the effects of pandemics or epidemics and any subsequent mandatory regulatory restrictions or containment measures.

GENERAL INFORMATION

Due Authorization

Uruguay has authorized the creation and issue of the Bonds pursuant to Decree No. 136/021, dated May 10, 2021, of the Executive Power of the Republic of Uruguay and the corresponding resolution of the Ministry of Economy and Finance.

Litigation

Except as disclosed in this prospectus supplement (and any document incorporated by reference), during the twelve months preceding the date of this prospectus supplement, neither Uruguay nor any Uruguayan governmental agency is or has been involved in any litigation or arbitration or administrative proceedings or governmental proceedings (including any such proceedings which are pending or threatened of which the issuer is aware) which may have, or have had in the recent past, significant effects on Uruguay’s financial position.

Listing

Application will be made to list the Bonds on the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Validity of the Bonds

The validity of the Bonds will be passed upon for Uruguay by Counsel to the Ministry of Economy and Finance of Uruguay and by Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, special New York counsel to Uruguay.

The validity of the Bonds will be passed upon for the underwriters by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, United States counsel to the underwriters, and by Guyer & Regules, Plaza Independencia 811, 11100 Montevideo, Uruguayan counsel to the underwriters.

As to all matters of Uruguayan law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay, and Shearman & Sterling LLP may rely on the opinion of Guyer & Regules.

As to all matters of United States law, Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, and Guyer & Regules may rely on the opinion of Shearman & Sterling LLP. All statements with respect to matters of Uruguayan law in this prospectus supplement and the accompanying prospectus have been passed upon by Counsel to the Ministry of Economy and Finance of Uruguay and Guyer & Regules and are made upon their authority.

Significant Changes to Public Finance and Trading Position

Except as disclosed in this prospectus supplement (and any document incorporated by reference), since December 31, 2019, there have been no significant changes to the public finance and trade data of the Republic of Uruguay.

Where You Can Find More Information

Uruguay has filed the Registration Statement with the SEC. You may request copies of this document, including all amendments thereto, the accompanying prospectus, any documents incorporated by reference into the Registration Statement and the various exhibits to these documents, free of charge, by contacting the Office of the Representative of the Ministry of Economy and Finance of the Republic of Uruguay, 1913 I Street N.W., Lobby, Washington, D.C. 20006, United States.

Uruguay is not subject to the informational requirements of the Exchange Act. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the Registration Statement to which this prospectus supplement and the accompanying prospectus relate. When filed, these exhibits will be incorporated by reference into the Registration Statement. See “Incorporation by Reference” on page S-3 of this prospectus supplement. The annual reports, its amendments and the registration statement, including its various exhibits, are available to the public from the SEC’s website at http://www.sec.gov.

You may inspect copies of the Indenture and the forms of the Bonds during normal business hours on any weekday (except public holidays) at the offices of the trustee.

Clearing

The Bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg. The codes are:

ISIN	CUSIP	Common Code
US917288BK78	917288BK7	193934854

PROSPECTUS

República Oriental del Uruguay

Debt Securities

and/or

Warrants to Purchase Debt Securities

Uruguay may from time to time offer and sell its securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. Uruguay may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. Uruguay may offer securities having an aggregate principal amount of up to $6,388,996,458 (or the equivalent in other currencies) in the United States. The securities will be direct, general and unconditional foreign debt of Uruguay and will rank equal in right of payment among themselves and with all other unsubordinated foreign debt of Uruguay.

Uruguay may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

The trust indenture described in this prospectus contains collective action clauses with provisions regarding future modifications to the terms of debt securities issued thereunder that are described herein beginning on page 10. Under these provisions, which differ from the terms of Uruguay’s public foreign debt issued prior to the date hereof, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 2⁄3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2018.

ABOUT THIS PROSPECTUS

This prospectus provides a general description of the securities Uruguay may offer under the “shelf” registration statement it has filed with the SEC. Each time Uruguay sells some of these securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement;

•	any pricing supplement to a prospectus supplement; and

•	the documents incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•	other adverse factors, such as climatic or political events and international hostilities.

DATA DISSEMINATION

On February 18, 2004, Uruguay became the 56th subscriber to the IMF’s Special Data Dissemination Standard or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.” For Uruguay, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=URY. Neither the government nor any dealers, agents or underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Uruguay will use the net proceeds from the sale of securities for the general purposes of the government of Uruguay, including but not limited to the refinancing, repurchase or retirement of domestic and external indebtedness of the government. Uruguay may also issue securities to be offered in exchange for any of its outstanding securities.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that Uruguay may offer. Each time Uruguay offers securities, Uruguay will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Uruguay will issue the debt securities under an indenture dated October 27, 2015 (as amended from time to time, the “indenture”) between Uruguay and The Bank of New York Mellon, as trustee. Uruguay has filed the indenture and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for interest payment dates;

•	the form of debt security (global or certificated);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Uruguay to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Uruguay will make payments;

•	the authorized denominations;

•	a description of any index Uruguay will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the indenture.

Uruguay may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Uruguay may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Uruguay may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Uruguay will describe the applicable U.S. federal income tax consequences that may be associated with an investment in a series of debt securities and other relevant considerations in the prospectus supplements for these offerings.

Uruguay is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status

The debt securities will constitute direct, general, unconditional and unsubordinated foreign debt (as defined below) of Uruguay for which the full faith and credit of Uruguay is pledged and will not have the benefit of any separate undertaking of other governmental entities (including Banco Central). The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated foreign debt of Uruguay. It is understood that this provision will not be construed so as to require Uruguay to make payments under the debt securities ratably with payments being made under any other foreign debt.

For this purpose, “foreign debt” means obligations of or guaranteed (whether by contract, statute, or otherwise) by Uruguay or Banco Central for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than the local currency of Uruguay.

Payment of Principal and Interest

Uruguay will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holders. See “—Global Securities” below.

Uruguay will arrange for payments to be made on any certificated debt securities to the registered holders of the debt securities on the specified payment dates. Uruguay may make such payments by wire transfer or by check mailed to the holder’s registered address.

If any date for an interest or principal payment on a debt security is a day on which banking institutions in New York City (or in the city where the relevant paying or transfer agent is located) are authorized or obligated by law, regulation, or executive order to be closed, Uruguay will make the payment on the next New York City (or city where the relevant paying or transfer agent is located) banking day. No interest on the debt securities will accrue as a result of this delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay on Uruguay’s written request. Uruguay will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Uruguay’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the securities. See “—Limitation on Time for Claims” below.

Additional Amounts

All payments by Uruguay in respect of the debt securities will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature, unless the withholding or deduction is required by law. If any such withholding or deduction is imposed or levied by or on behalf of Uruguay, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a “relevant tax”), Uruguay will pay such additional amounts (“additional amounts”), as may be necessary to ensure that the amounts received by the holders after such withholding or deduction will equal the respective amounts of principal and interest that would have been receivable in respect of the debt securities in the absence of such withholding or deduction; provided, however, that no additional amounts will be payable in respect of any relevant tax:

•

imposed by reason of a holder or beneficial owner of a debt security having some present or former connection with Uruguay other than merely being a holder or beneficial owner of the debt security or receiving payments of any nature on the debt security or enforcing its rights in respect of the debt security;

•

imposed by reason of the failure of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, to comply with any certification, identification, information, documentation or other reporting requirement concerning its nationality, residence or identity or its connection with Uruguay, or any political subdivision or taxing authority thereof or therein, if compliance with such requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that Uruguay or Uruguay’s agent has provided the holders with written notice of such requirement at least 60 days’ prior to the date compliance with such requirement is necessary to obtain exemption from all or any portion of such withholding or deduction; or

•

imposed by reason of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, having presented the debt security for payment (where such presentation is required) more than 30 days after the relevant date, except to the extent that the holder or beneficial owner or such other person would have been entitled to additional amounts on presenting the debt security for payment on the last date of such 30-day period.

As used in this paragraph, “relevant date” in respect of any debt security means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is duly given under the indenture to the holders that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” under the indenture also refers to any additional amounts which may be payable under the indenture.

No additional amounts will be payable in respect of any security to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment, to the extent the beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to receive payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such security.

Uruguay will pay any administrative, excise or similar taxes that arise under Uruguayan law and are related to the debt securities. Uruguay will also indemnify the holders against any administrative, excise or similar taxes resulting from the enforcement of the obligations of Uruguay under the debt securities following the occurrence of any event of default described in “—Events of Default.”

Unless the context requires otherwise, any references in this prospectus to principal of or interest on the debt securities will include any additional amounts payable by Uruguay in respect of such principal or interest.

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Uruguay will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Uruguay or repayable before maturity at the option of the holder. Nevertheless, Uruguay may at any time repurchase the debt securities at any price in the open market or otherwise. Uruguay may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Uruguay has agreed that as long as any of the debt securities remain outstanding or any amount payable by Uruguay under the indenture remains unpaid, Uruguay will not grant or allow any lien to be placed on its assets or revenues or the assets or revenues of Banco Central as security for any of its public foreign debt, unless it contemporaneously grants or allows a lien that provides security on the same terms for Uruguay’s obligations under the debt securities.

For this purpose:

•

“lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the indenture becomes effective or at any time thereafter; and

•

“public foreign debt” means any foreign debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

However, Uruguay may grant or agree to certain permitted types of liens, as described below:

•

any lien on property to secure public foreign debt arising in the ordinary course of business to finance export, import or other trade transactions, which matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which that public foreign debt was originally incurred;

•

any lien on property to secure public foreign debt that was incurred solely for the purpose of financing Uruguay’s acquisition of the property (or, in the case of public foreign debt guaranteed by Uruguay, acquisition by the relevant debtor);

•

any lien on property arising by operation of law in connection with public foreign debt, including any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions;

•	any lien existing on property at the time of acquisition;

•

any lien on property created pursuant to the Collateral Pledge Agreement dated as of February 19, 1991 made by Banco Central in favor of the Federal Reserve Bank of New York, as collateral agent, to secure the Series A and Series B Collateralized Fixed Rate Notes Due 2021;

•	any lien in existence as of the issue date of the relevant series of debt securities; and

•

any lien securing public foreign debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project provided that (a) the holders of the public foreign debt agree to limit their recourse to the assets and revenues of project as the principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

Events of Default

Each of the following is an event of default under any series of debt securities:

1. Non-Payment: Uruguay’s failure for a period of 30 consecutive days to make a payment of principal or interest when due on any debt security of that series; or

2. Breach of Other Obligations: The failure for a period of 60 days following written notice to Uruguay by the trustee or holders representing 25% of the outstanding debt securities of that series to remedy the failure by Uruguay to observe or perform any of the covenants or agreements provided in the debt securities of that series or the indenture (other than a non-payment default); or

3. Cross Default:

•

Uruguay fails to make a payment when due or within the applicable grace period on public foreign debt issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies);

•

Any public foreign debt of Uruguay issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies) is accelerated due to an event of default, unless the acceleration is rescinded or annulled; or

4. Moratorium: Uruguay or certain courts declare a general suspension of payments or a moratorium on payment of Uruguay’s public foreign debt issued, or amended as to payment terms, on or after April 10, 2003; or

5. Validity:

•

The validity of the debt securities of that series is contested in certain formal proceedings by Uruguay or by any governmental entity of Uruguay that has the legal power to contest the validity of the securities;

•	Uruguay denies any of its obligations to the holders of that series under the debt securities or the indenture; or

•

A legislative or constitutional measure or a final decision by a court in Uruguay purports to render any material provision of the debt securities of that series invalid or to prevent or delay the performance of any of Uruguay’s material obligations under the securities; or

6. Failure of Authorizations: Any law, regulation or governmental authorization necessary for Uruguay to perform its material obligations under the debt securities of that series ceases to be in full force and effect or is modified in a manner that adversely affects the rights or claims of any of the holders; or

7. Judgments: Any of several special types of judgments is levied against all or any substantial part of the assets of Uruguay in connection with a monetary judgment exceeding US$60,000,000 (or its equivalent in other currencies) and Uruguay does not adequately satisfy, bond, contest in good faith, or receive a stay of execution in respect of, such judgment within 45 days; or

8. Illegality: Any applicable law, rule or regulation is adopted which would make it unlawful for Uruguay to comply with its obligations described in “Additional Amounts” above; or

9. IMF Membership: Uruguay ceases to be a member of the IMF.

If any of the above events of default occurs and is continuing with respect to debt securities of any series, holders of such debt securities representing at least 25% of the aggregate principal amount of the then-outstanding debt securities of such series may declare the principal amount of all the debt securities of that series to be due and payable immediately by giving written notice to Uruguay with a copy to the trustee. Upon any declaration of acceleration, the principal, interest and all other amounts payable on that series of debt securities will become immediately due and payable on the date that written notice is received by or on behalf of Uruguay, unless Uruguay has remedied the event or events of default prior to receiving the notice.

Holders of debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences, on behalf of the holders of all of the debt securities of that series, if:

•

following the declaration that the principal of the debt securities of that series has become due and payable immediately, Uruguay deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the trustee; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been cured, remedied or waived.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for debt securities of any series has occurred and is continuing, the trustee may institute judicial action to enforce the rights of the holders of such debt securities. With the exception of a suit brought by a holder on or after the stated maturity date to enforce the absolute right to receive payment of the principal of and interest on the debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to such series of debt securities has occurred and is continuing, (2) holders of at least 25% of the aggregate principal amount outstanding of debt securities of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity or other security satisfactory to the trustee, and (3) 60 days have passed since the trustee received the notice, request and provision of indemnity or other security, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of such debt securities. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings, Amendments, and Waivers—Collective Action

Uruguay may call a meeting of holders of debt securities of any series at any time regarding the indenture or the debt securities of the series. Uruguay will determine the time and place of the meeting and will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Uruguay or the trustee will call a meeting of holders of debt securities of any series if the holders of at least 10% in aggregate principal amount of all debt securities of the series then outstanding have delivered a written request to Uruguay or the trustee (with a copy to Uruguay) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Uruguay will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders of debt securities of the relevant series and their proxies are entitled to vote at a meeting. Uruguay will set the procedures governing the conduct of the meeting and if additional procedures are required, Uruguay, in consultation with the trustee, will establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities pursuant to written action with the consent of the requisite percentage of debt securities of the relevant series. Uruguay will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Uruguay.

The holders of a series of debt securities may generally approve any proposal by Uruguay to modify or take action with respect to the indenture or the terms of the debt securities of that series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

Holders of any series of debt securities issued under the indenture may approve, by vote or consent through one of three modification methods described below, any modification, amendment, supplement or waiver proposed by Uruguay that would do any of the following (such subjects referred to as “reserve matters”) with respect to such series of debt securities:

•	change the date on which any amount is payable;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities of that series and the indenture);

•	reduce the interest rate;

•	change the method used to calculate any amount payable (other than in accordance with the express terms of the debt securities of that series and the indenture);

•	change the currency or place of payment of any amount payable ;

•	modify Uruguay’s obligation to make any payments (including any redemption price therefor);

•	change the identity of the obligor;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•

authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Uruguay or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of such debt securities.

A change to a reserve matter, including the payment terms of the debt securities of any series, can be made without your consent as long as the change is approved, pursuant to one of the three following modification methods by vote or consent by:

•	in the case of a proposed modification to a single series of debt securities, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of that series;

•

where such proposed modification would affect the outstanding debt securities of any two or more series issued under the indenture, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of any two or more series issued under the indenture, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

Any modification consented to or approved by the holders of debt securities pursuant to the above provisions will be conclusive and binding on all holders of the relevant series of debt securities or all holders of all series of debt securities affected by a cross-series modification, as the case may be, whether or not they have given such consent or approval, and on all future holders of those debt securities whether or not notation of such modification is made upon the debt securities. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of that debt security.

For so long as any series of debt securities issued under the indenture dated as of May 29, 2003 between Uruguay, as issuer, Banco Central del Uruguay, as financial agent and The Bank of New York Mellon (formerly, The Bank of New York), as trustee (the “2003 indenture”) (“2003 debt securities”) are outstanding, if Uruguay certifies to the trustee and to the trustee under the 2003 indenture that a cross-series modification is being sought simultaneously with a “2003 indenture reserve matter modification”, the 2003 debt securities affected by such 2003 indenture reserve matter modification shall be treated as “series affected by that proposed modification” as that phrase is used in the indenture with respect to both cross-series modifications with single aggregated voting and cross-series modifications with two-tier voting; provided, that if Uruguay seeks a cross-series modification with single aggregated voting, in determining whether such modification will be considered uniformly applicable, the holders of any series of 2003 debt securities affected by the 2003 indenture reserve matter modification shall be deemed “holders of debt securities of all series affected by that modification,” for the purpose of the uniformly applicable definition. It is the intention that in the circumstances described in respect of any cross-series modification, the votes of the holders of the affected 2003 debt securities be counted for purposes of the voting thresholds specified in the indenture for the applicable cross-series modification as though those 2003 debt securities had been affected by that cross-series modification although the effectiveness of any modification, as it relates to the 2003 debt securities, shall be governed exclusively by the terms and conditions of those 2003 debt securities and by the 2003 indenture; provided, however, that no such modification as to the debt securities will be effective unless such modification shall have also been adopted by the holders of the 2003 debt securities pursuant to the amendment and modification provisions of such 2003 debt securities.

Uruguay may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

“2003 indenture reserve matter modification” means any modification to a reserve matter affecting the terms and conditions of one or more series of the 2003 debt securities, pursuant to the 2003 indenture.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Uruguay will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Uruguay’s economic and financial circumstances that are in Uruguay’s opinion, relevant to the request for the proposed modification, a description of Uruguay’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Uruguay shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Uruguay’s proposed treatment of foreign debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Uruguay is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of any series of debt securities has approved any amendment, modification or change to, or waiver of, debt securities or the indenture, or whether the required percentage of holders of debt securities of any series has delivered a notice of acceleration of such debt securities, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Uruguay or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Uruguay or a public sector instrumentality, except that (x) debt securities held by Uruguay or any public sector instrumentality of Uruguay or by a corporation, trust or other legal entity that is controlled by Uruguay or a public sector instrumentality that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Uruguay or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of the central government of Uruguay, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Uruguay and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture (as it refers to such series) or such debt securities for the purpose of:

•	adding to Uruguay’s covenants for the benefit of the holders of the debt securities of that seriea;

•	surrendering any of Uruguay’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•

amending the debt securities of that series or the indenture in any manner that Uruguay and the trustee may determine and that does not materially adversely affect the interest of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities

Uruguay may from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

If Uruguay issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Uruguay will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Uruguay may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Uruguay and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Uruguay may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special considerations regarding federal income tax in the United States or other countries;

•	any other terms of the warrants.

The warrants will constitute direct, general, unconditional and unsubordinated obligations of the Republic and will not constitute indebtedness of Uruguay.

Global Securities

The Depository Trust Company, or DTC, Euroclear Bank SA/NV, or Euroclear, and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Uruguay nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Uruguay may issue warrants or debt securities of a series in whole or in part in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Uruguay refers to the intangible securities represented by a global security as “book-entry” securities.

Uruguay will deposit any global security it issues with a clearing system or its nominee. The global security will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “—Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream, Luxembourg in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Uruguay and the trustee run only to the registered owner of the global security, which will be the relevant clearing system or its nominee or common depositary. For example, once Uruguay arranges for payments to be made to the registered holder, Uruguay will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Uruguay to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Uruguay.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

The Clearing Systems

The following description reflects Uruguay’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg. Uruguay has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg. These systems could change their rules and procedures at any time, and Uruguay takes no responsibility for their actions.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day, European time, after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Unless otherwise specified in a prospectus supplement, Uruguay will issue securities in certificated form only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Uruguay does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the securities represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

Any Certificated Securities issued under these circumstances shall be in registered form.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Uruguay or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agents; Transfer Agents; Registrar

Uruguay may appoint paying agents, transfer agents and a registrar with respect to each series of securities, which will be listed at the back of the relevant prospectus supplement. Uruguay may at any time appoint new paying agents, transfer agents and registrars with respect to a series. Uruguay, however, will at all times maintain a principal paying agent, a transfer agent and a registrar in New York City. Uruguay will give prompt notice to all holders of securities of any future appointment or any resignation or removal of any paying agent, transfer agent or registrar or of any change by any paying agent, transfer agent or registrar in any of its specified offices.

Notices

Uruguay will mail notices to holders of certificated securities at their registered addresses as reflected in the books and records of the registrar. Uruguay will consider any mailed notice to have been given five business days after it has been sent. Uruguay will give notices to the holders of a global security in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary.

Uruguay will also publish notices to the holders (a) in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and the Financial Times, respectively) and (b) if and so long as the securities are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of the exchange so require, in a leading newspaper having general circulation in Luxembourg (which is expected to be Luxemburger Wort) and on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, Uruguay will publish such notices in a leading English language daily newspaper with general circulation in Europe. Uruguay will consider any published notice to be given on the date of its first publication.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the securities (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Governing Law

The securities and the indenture are governed by, and will be interpreted according to, the law of the State of New York unless otherwise specified in any series of securities, except that all matters related to the consent of holders and any modifications to the indenture or the securities will always be governed by and construed in accordance with the law of the State of New York

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The securities and the indenture provide that Uruguay will appoint and maintain at all times as its process agent CT Corporation System, with an office on the date of this Prospectus at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America. Process may be served upon Uruguay’s process agent in any judicial action or proceeding commenced by the trustee or any holder arising out of or relating to the securities and the indenture in a New York state or federal court sitting in New York City, except actions arising out of U.S. federal or state securities laws, brought in such New York state or federal court sitting in New York City.

The process agent will receive on behalf of Uruguay and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding, except such actions arising out of U.S. federal or state securities laws, brought in such New York state or federal court sitting in New York City. This service may be made by mailing or delivering a copy of this process to Uruguay at the address specified above for the process agent. Uruguay authorizes and directs the process agent to accept such service on its behalf.

Uruguay also will consent (as an alternative) to the service of process in any actions or proceedings, except such actions arising out of U.S. federal or state securities laws, in such New York state or federal court sitting in New York City by the mailing of copies of such process to itself at its address specified in the indenture.

In addition, the trustee or, in actions permitted to be taken by the holders, the holders of securities may serve legal process in any other manner permitted by law and bring any action or proceeding against Uruguay or its property in the competent courts of other proper jurisdictions pursuant to applicable law.

Uruguay is a foreign sovereign state. Consequently, it may be difficult for the trustee or the holders of securities to obtain judgments from courts in the United States or elsewhere against Uruguay. Furthermore, it may be difficult for the trustee or holders to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Uruguay.

In connection with any legal action relating to the securities, Uruguay will:

•

submit to the jurisdiction of any New York state or federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the securities; and

•

agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of Uruguay.

To the extent that Uruguay has or may acquire or have attributed to it any immunity under any law (including, to the fullest extent permitted, under Uruguayan law), Uruguay will waive that immunity in respect of any claims or actions regarding its obligations under the securities, except that Uruguay will not waive immunity from attachment prior to judgment and attachment in aid of execution under Uruguayan law. Uruguay agrees that this waiver shall be to the fullest extent permitted under the United States Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for purposes of that law.

Uruguay reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws, and Uruguay’s appointment of the process agent will not extend to such actions. Without a waiver of immunity by Uruguay with respect to such actions, it would be impossible to obtain a United States judgment in an action against Uruguay unless a court were to determine that Uruguay is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to that action. However, even if a United States judgment could be obtained in an action under the Foreign Sovereign Immunities Act, it may not be possible to enforce in Uruguay a judgment based on that United States judgment.

Uruguay will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the securities, the posting of any security or the furnishing, directly or indirectly, of any other security.

A judgment obtained against Uruguay in a foreign court can be enforced in the courts of Uruguay, if such judgment is ratified by the Uruguayan Supreme Court. Based on existing law, the Uruguayan Supreme Court will ratify such a judgment:

(a) if there exists a treaty with the country where such judgment was issued (no such treaty exists at the present time between Uruguay and the United States); or

(b) if such judgment:

•	complies with all formalities required for the enforceability thereof under the laws of the country where it was issued;

•	has been translated into Spanish, together with related documents, and satisfies the authentication requirements of Uruguayan law;

•	was issued by a competent court after valid service of process upon the parties to the action;

•	was issued after an opportunity was given to the defendant to present its defense;

•	is not subject to further appeal; and

•	is not against Uruguayan public policy.

Indemnification for Foreign Exchange Rate Fluctuations

Uruguay’s obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the “agreement currency,” with the judgment currency. If the holder cannot purchase the agreement currency in the amount originally to be paid, Uruguay agrees to pay the difference. The holder, however, agrees to reimburse Uruguay for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Uruguay is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Uruguay for any excess.

TAXATION

The following discussion provides a general summary of certain Uruguayan and U.S. federal income tax considerations that may be relevant to you if you purchase, own or sell the debt securities. This summary is based on tax laws, regulations, rulings and decisions in effect on the date of this prospectus. All of these laws and authorities are subject to change, and any change could be effective retroactively. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth herein. Additional information may be included in the prospectus supplement with respect to a series of the securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities.

Uruguayan Taxation

Under existing laws and regulations of Uruguay, if you are not a resident of Uruguay for tax purposes, the principal and interest payments that you receive on the debt securities will be exempt from taxation in Uruguay.

Uruguay will make all principal and interest payments on the debt securities without withholding or deducting any Uruguayan taxes. If the law requires Uruguay to withhold or deduct taxes, Uruguay will pay you any additional amounts necessary to ensure that you receive the same amount as you would have received without the withholding or deduction. For more information, see “Description of the Securities—Additional Amounts.”

United States Federal Taxation

The following is a summary of certain U.S. federal tax consequences resulting from the purchase, ownership and disposition of a debt security and does not purport to be a comprehensive discussion of all the possible United States federal tax consequences of the purchase, ownership or disposition of the debt securities. This summary is based on the United States federal tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed regulations, or Treasury Regulations, promulgated thereunder, rulings, official pronouncements and judicial decisions, all as of the date of this prospectus and all of which are subject to change or to different interpretations, possibly with retroactive effect. It deals only with debt securities that are purchased as part of the initial offering and are held as capital assets by purchasers and does not deal with special classes of investors, such as brokers or dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, entities classified as partnerships or partners therein, individuals present in the U.S. for more than 182 days in a taxable year, persons holding debt securities as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of United States federal, state or local taxation that may be relevant to a holder in light of such holder’s particular circumstances. The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement. Prospective purchasers of debt securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the debt securities.

In general, a U.S. holder who holds the debt securities or owns a beneficial interest in the debt securities will be subject to U.S. federal income taxation. You are a “U.S. holder” if you are a citizen or resident of the United States, a domestic corporation, or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities. If you are a U.S. holder, any interest you receive on the debt securities will be considered ordinary interest income on which you will generally be taxed in accordance with the method of accounting you use for tax purposes. In the event the debt securities are issued with more than de minimis original issue discount (“OID”) for U.S. federal income tax purposes, a U.S. holder will be required to include OID in income on a constant-yield basis over the life of the debt securities. The remainder of the discussion assumes that the debt securities will be issued without more than a de minimis amount of OID. U.S. holders that use an accrual method of accounting may be required to accrue income on a more accelerated basis than described herein if they do so for financial accounting purposes.

If you are a U.S. holder, when you sell, exchange or otherwise dispose of debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (except any amounts attributable to accrued but unpaid interest, which will be subject to tax as such) and your tax basis in the debt securities. You will generally recognize gain or loss on principal payments on a pro rata basis as principal payments are made. Your tax basis in a debt security generally will equal the cost of the debt security to you, reduced by amounts attributable to payments of principal previously received in respect of such debt security. If you are an individual and the debt security being sold, exchanged or otherwise disposed of is held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

Under current U.S. federal income tax law, if you are an individual, corporation, estate or trust that is not a U.S. holder (a “non-U.S. holder”), the interest that you receive on the debt securities generally will be exempt from U.S. federal income tax, including withholding tax, and any gain you realize on a sale or exchange of the debt securities generally will be exempt from U.S. federal income tax, including withholding tax. A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to U.S. federal estate tax.

Information returns may also be required to be filed with the IRS in connection with payments made on the debt securities. If you are a United States person, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number and certify that you are not subject to backup withholding. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certain certification procedures.

The Proposed Financial Transaction Tax

The European Commission has published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the debt securities in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the debt securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the debt securities are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

Terms of Sale

Uruguay will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the securities, if any;

•	the proceeds to Uruguay from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Uruguay may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from Uruguay for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Uruguay in the ordinary course of business.

Method of Sale

Uruguay may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

If Uruguay uses underwriters or dealers in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Uruguay may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

Uruguay may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Uruguay may pay those agents.

In compliance with applicable guidelines of the Financial Industry Regulatory Authority or “FINRA,” the maximum compensation to the underwriters or agents in connection with the sale of securities pursuant to the applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of the securities as set forth on the cover page of the applicable prospectus supplement.

Uruguay may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

In addition, Uruguay may offer the securities to holders of other securities issued or guaranteed by Uruguay as consideration for Uruguay’s purchase or exchange of the other securities, including as part of a reprofiling of Uruguay’s public debt. Uruguay may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

Uruguay will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Uruguay cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Uruguay offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter or dealer will agree that:

•	it has not offered or sold, and will not offer or sell, any of these unregistered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of, or supplied by, Uruguay or one of Uruguay’s agencies or instrumentalities relies on the authority of such publication as a public official document of Uruguay. All other information in this prospectus, any prospectus supplement and in the registration statement for the securities that Uruguay has filed with the SEC (of which this prospectus is a part) is included as an official public statement made on the authority of Mr. Danilo Astori, the Minister of Economy and Finance of Uruguay.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

For Uruguay:

•	as to all matters of Uruguayan law, Counsel to the Ministry of Economy and Finance of Uruguay; and

•	as to all matters of U.S. law, Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to Uruguay or any other counsel to Uruguay named in the applicable prospectus supplement.

For the underwriters, if any:

•	as to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement; and

•	as to all matters of Uruguayan law, any Uruguayan counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Uruguayan law:

•

Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay named in the applicable prospectus supplement, may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay; and

•	Any U.S. counsel to the underwriters may rely on the opinions of Counsel to the Ministry of Economy and Finance of Uruguay and any Uruguayan counsel to the underwriters.

As to all matters of U.S. law:

•

Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay named in the applicable prospectus supplement; and

•	Any Uruguayan counsel to the underwriters may rely on the opinion of any U.S. counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of Uruguay in the United States is Ricardo Baluga, the Uruguayan Chargé d’affaires ad interim in the United States of America, whose address is 1913 I Street N.W., Lobby, Washington, D.C. 20006.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that Uruguay filed with the U.S. Securities and Exchange Commission. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

Uruguay is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Any filings that Uruguay makes electronically are available to the public over the Internet at the SEC’s website (www.sec.gov). Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Incorporated documents are considered part of this prospectus. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2016 filed with the SEC on May 24, 2017 (the “2016 Annual Report”);

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the debt securities and/or warrants.

Later information that Uruguay files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089—Third Floor

11100 Montevideo

República Oriental del Uruguay

Fax No.: +598-2-1712-2716

Telephone No.:+598-2-1712-2957

Attention: Debt Management Unit

THE ISSUER

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089—Third Floor

11100 Montevideo

Uruguay

TRUSTEE, REGISTRAR,

TRANSFER AGENT AND

PAYING AGENT

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

United States of America

LUXEMBOURG LISTING AGENT

The Bank of New York Mellon SA/NV, Luxembourg Branch

Vertigo Building – Polaris

2-4 rue Eugène Ruppert L-2453

Luxembourg EB6-0000

LEGAL ADVISORS

To Uruguay as to U.S. law: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States	To Uruguay as to Uruguayan law: Dr. Gonzalo Muñiz Marton Counsel to the Ministry of Economy and Finance of the Republic of Uruguay Colonia 1089 11100 Montevideo Uruguay

To the underwriters as to U.S. law: Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 United States	To the underwriters as to Uruguayan law: Guyer & Regules Plaza Independencia 811 11100 Montevideo Uruguay

República Oriental del Uruguay